UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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P. H. GLATFELTER COMPANY
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time and Date:	Thursday, May 3, 2018 9:00 a.m. Eastern Time
Place:	York County History Center Historical Society Museum 250 E. Market Street York, PA 17403

The 2018 Annual Meeting of Shareholders (“Annual Meeting”) of P. H. Glatfelter Company (“Glatfelter” or the “Company”), a Pennsylvania corporation, will be held on Thursday, May 3, 2018 at 9:00 a.m., to consider and act on:

1.	the election of nine members of the Board of Directors of the Company (the “Board”) to serve until our 2019 Annual Meeting and until their successors are elected and qualified;
2.	a proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018;
3.	advisory approval of the Company’s named executive officer compensation; and
4.	such other business as may properly come before the Annual Meeting.

Only holders of record of the Company’s common stock at the close of business on March 9, 2018 (the “Record Date”), will be entitled to notice of, and to vote at, the Annual Meeting.

It is important that your shares be represented and voted at the Annual Meeting. Whether you plan to attend the Annual Meeting or not, please vote your shares by telephone at 1-800-652-VOTE (8683), online at http://www.investorvote.com/GLT or by completing and signing the enclosed proxy card and returning it promptly in the enclosed envelope (requiring no postage if mailed in the U.S.). If you choose, you may still vote in person at the Annual Meeting, even if you previously voted by telephone, internet or mail.

Kent K. Matsumoto, Secretary

March 29, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2018 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 3, 2018:

P. H. Glatfelter Company’s proxy statement for the 2018 Annual Meeting of Shareholders and 2017 Annual Report are available via the Internet at www.glatfelter.com/about_us/investor_relations/sec_filings.aspx

2018 PROXY STATEMENT ›i

Proxy Summary

This Proxy Summary highlights information explained more fully elsewhere in this proxy statement and we ask that you read the entire proxy statement before voting.

Time and Date:	Thursday, May 3, 2018, at 9:00 a.m. Eastern Time
Place:	York County History Center Historical Society Museum 250 E. Market Street York, PA 17403
Record Date:	March 9, 2018
Voting:

Shareholders of Glatfelter as of the Record Date are entitled to vote.  Each share of Glatfelter common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted upon at the Annual Meeting.

Proposals Requiring Your Vote

You vote is very important to us and our business.  Please cast your vote immediately on all proposals to ensure your shares are represented.

		Board Recommendation	Page
1	PROPOSAL 1 — Election of Directors		7
	The nine director nominees possess the necessary qualifications and range of experience and expertise to provide effective oversight and advice to Management.	FOR
2	PROPOSAL 2 — Ratification of Appointment of Deloitte & Touche LLP		11

The Board, at the recommendation of the Audit Committee, approved the retention of Deloitte & Touche LLP as the Company’s independent auditor for fiscal year 2018.  Shareholders are being asked to ratify the Committee’s selection of the independent auditor.

		FOR
3	PROPOSAL 3 — Advisory Approval of Named Executive Officer Compensation		12

The Company’s executive compensation program is designed to create a direct linkage between shareholder interests and Management, with incentives specifically tailored to the achievement of financial, operational and stock performance goals. 2017 incentive payouts and 2018 compensation decisions reflect feedback received from our shareholders through comprehensive engagement efforts.

		FOR

Core Values: Who We Are and What We Stand For

Our Core Values guide and capture the essence of the Company’s identity, establishing pillars upon which to build the business for the long-term.  Our Core Values are:

Integrity	We are ethical and responsible in all our business endeavors.
Financial Discipline	We are responsible for the prudent management of the resources entrusted to us and for the generation of financial value for our constituents.
Mutual Respect

We treat each other with honesty and respect. We recognize that what we have and what we will achieve is through the efforts of our employees.  We will strive to provide them with rewarding challenges and opportunities for advancement.

Customer Focus	We are dedicated to understanding and anticipating the needs of our customers and helping them to achieve their business objectives.
Environmental Responsibility	We recognize our business impacts the environment. We are committed to continue environmental improvement and the prevention of pollution. We are in compliance with environmental laws and regulations.
Social Responsibility	We recognize our responsibility to contribute to the betterment of the communities in which we operate and the world in which we live

2018 PROXY STATEMENT › 1

PROXY SUMMARY

Our Board of Directors

Our directors have a diversity of experience that spans a broad range of industries in the public and not-for-profit sectors. They bring a wide variety of skills, qualifications and viewpoints that strengthen the Board’s ability to carry out its oversight role on behalf of our shareholders.  Glatfelter—and our shareholders—clearly benefit from their individual and collective business acumen, sound judgment, thoughtful decision-making and careful guidance.

Skills Possessed by All Directors
Leadership Experience (Chairman, CEO, President, Senior Managing Director and/or CFO)	✓	✓	✓	✓	✓	✓	✓	✓	✓
High Integrity and Ethical Behavior	✓	✓	✓	✓	✓	✓	✓	✓	✓
Corporate Strategy / M&A	✓	✓	✓	✓	✓	✓	✓	✓	✓
Financial Literacy	✓	✓	✓	✓	✓	✓	✓	✓	✓
Corporate Governance, Compliance and Risk Management Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓
Other Relevant Skills Our Directors Bring to the Board
Environment / Sustainability	6 of 9
Government / Regulatory	7 of 9
Human Resources / Executive Compensation	7 of 9
Information Technology	4 of 9
International Experience	8 of 9
Relevant Industry Experience	5 of 9
SEC Audit Committee Financial Expert	7 of 9

Corporate Responsibility

Glatfelter’s commitment to sustainability is one of our most important missions because the three interdependent aspects of sustainability—environmental, economic and social—work together to define our organization and ensure a long-standing and successful future.  We take seriously our role as a corporate citizen and we are proud to share our 2017 sustainability program and objectives.

2 › P. H. GLATFELTER COMPANY

PROXY SUMMARY

Business Highlights

Glatfelter is a global manufacturer of engineered materials and specialty papers.  We operate under three distinct business units:  Composite Fibers (“CFBU”), Advanced Airlaid Materials (“AMBU”), and Specialty Papers (“SPBU”).  Our growth strategy is centered on continually expanding our engineered materials business, which includes CFBU and AMBU. These two businesses serve key, growing global markets such as single-serve coffee and tea, wallcover, hygiene and wipes products.  Our engineered materials businesses have grown meaningfully over the last ten years and now represent half of our net sales and three-quarters of adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”).  Conversely, our Specialty Papers business operates in a more challenging market environment with sizeable exposure to uncoated free sheet products that are in secular decline.

Our strategy focuses on:

We are committed to growing in our key markets and maintaining our leadership positions, while making appropriate investments to support our customers’ needs.  For example, we invested approximately $85 million to build a new advanced airlaid facility in Fort Smith, Arkansas, to provide needed capacity to serve the growing North American market for wipes products.  Production at the new facility began in early 2018 and will provide approximately 22,000 tons of additional capacity.  This investment increases our total global airlaid materials capacity to approximately 129,000 tons.

Our investment in a global business system transformation will unify our processes and systems to improve our cost structure, facilitate global growth, empower employees, enable compliance and improve the customer experience.  AMBU successfully completed implementation of new manufacturing and business systems in North America during the fourth quarter of 2017 with implementation at its European site to follow in 2018.

We are also dedicated to maintaining our leading market positions, expanding product margins and generating strong free cash flows.  In 2017, we continued to deliver superior customer service, improve product quality, generate new business and develop new products.  We implemented significant cost optimization initiatives in both CFBU and SPBU and sharpened our focus on strategic investments and continuous improvement initiatives.

2018 PROXY STATEMENT › 3

PROXY SUMMARY

2017 Financial Performance Highlights

We entered 2017 expecting CFBU to return to growth after more difficult conditions impacted its results in 2015 and 2016.  In addition, we expected AMBU to continue its steady growth.  Notwithstanding our overall expectations for the engineered materials business, we expected all of our business units to face headwinds from increased competition in key markets, pressures on selling prices, and increased input costs.  The Specialty Papers business unit, in particular, was expected to experience a challenging environment due to the secular decline in its markets, supply/demand imbalance and low industry operating rates.

CFBU and AMBU reported 15% and 14% growth in operating profits, respectively.  The performance of these businesses was driven by higher shipping volumes, strong operating performance, and cost optimization and continuous improvement initiatives.  However, Specialty Papers’ profitability declined much more than we expected with selling prices reaching eleven year lows due to declining industry operating rates.  The weakness of Specialty Papers more than offset meaningful growth in the engineered materials businesses.  On a consolidated basis adjusted earnings were $51.5 million in 2017 compared with $60.7 million in 2016.

Cash flow from operations for 2017 and 2016 totaled $104.3 million and $116.1 million, respectively.  The decline was primarily due to expenses associated with strategic initiatives.  During 2017, we substantially completed our investment to expand our airlaid capacity which will support growth in 2018 and beyond.  The following charts present financial highlights for the periods indicated.  EBITDA by business unit represents operating profit as presented in our 2017 Annual Report on Form 10-K before depreciation and amortization.  A reconciliation of adjusted earnings per share to the nearest GAAP measure is incorporated by reference to Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations in our 2016 and 2017 Annual Reports on Form 10-K.

4 › P. H. GLATFELTER COMPANY

PROXY SUMMARY

Compensation Highlights

The Compensation Committee believes compensation should reflect the Company’s financial performance and be competitive based on a person’s responsibilities, individual performance and ability to exemplify the Company’s Core Values (Integrity, Financial Discipline, Mutual Respect, Customer Focus, and Environmental and Social Responsibility). The objectives of the Company’s executive compensation programs are to attract, retain, motivate, and reward executives crucial to achieving the Company’s strategic plan and creating long-term shareholder value.  Our compensation programs are organized around three principles:

Total compensation for our executives consists of:

Base Salary	•Fixed Cash	Long-Term Incentive	•Performance Share Awards •Restricted Stock Units
Short-Term Incentive	•Annual Cash Bonus	Benefits	•Pension and 401(k) •Health & Welfare Benefits •Severance •Minimal Perquisites Note: Program eligibility varies by individual and represents both current design and legacy retirement programs.

Governance and Best Practices

The Compensation Committee, comprised entirely of independent directors, regularly monitors and implements best practices in executive compensation and governance.  The following practices demonstrate our commitment to strong governance within our executive compensation programs:

What We Do		What We Don’t Do
✓	Retain an independent compensation consultant accountable to the Compensation Committee.	X	Provide for excise tax-gross ups in the event of a change in control, starting with newly eligible executives in 2011.
✓	Maintain a pay mix that is heavily performance-based.	X	Backdate or reprice stock options or stock appreciation rights.
✓

Establish compensation levels after consideration of peer group market data, generally targeted at the size-adjusted 50th percentile for total direct compensation (base, short- and long-term incentive), with the ability to pay higher or lower based on breadth of leadership experience.

		X	Pay dividend equivalents on unearned performance awards.
✓	Assess and design compensation programs to mitigate compensation-related risks.	X	Permit hedging transactions or short sales.
✓	Maintain stock ownership guidelines for executives.	X	Permit pledging or holding Company stock in a margin account.
✓	Use multiple performance metrics in the short- and long-term incentive plans to avoid heavy reliance on one definition of success.	X	Provide excessive perquisites.
✓	Maintain a clawback policy to recoup compensation.
✓	Require double-trigger vesting of LTI at change in control.
✓	Maintain holding requirements on equity grants.

2018 PROXY STATEMENT  › 5

PROXY SUMMARY

Shareholder Engagement Highlights

We value shareholder input and recognize that our 2017 Say-on-Pay vote (63.5%) was lower than our historical average approval ratings in excess of 90% and lower than the approval rating we expect to receive from our shareholders.  To ensure we understand shareholder perspectives regarding the Company’s executive compensation program, we embarked on an extensive shareholder outreach program throughout 2017, detailed in the Compensation Discussion and Analysis section.  In response to 2017 shareholder feedback, our Compensation Committee approved certain compensation changes for 2018.

Executive Compensation Component	Feedback from our Shareholders	Responsiveness to Shareholders
Total Compensation	Need for stronger alignment between CEO pay and the Company’s three-year total shareholder return.

In early 2017 the Compensation Committee (and the Board in the case of the CEO) decided to freeze targeted compensation due to the challenging business conditions expected for the year and to align with expected business results.  As a result, we chose to:

•Freeze base salaries for the CEO, the CFO, and other named executive officers in 2017, except for Mr. Hess who received a promotional increase for assuming responsibility as Senior Vice President & Business Unit President of SPBU.

•Freeze individual short- and long-term target incentive opportunities in 2017 except for Mr. Hess whose target opportunities were adjusted as a result of his promotion.

As additional context, the total compensation from the summary compensation table for Messrs. Parrini, Jacunski, and Hess includes legacy pension benefits with values that fluctuate year-over-year based in substantial part on actuarial assumptions.  The legacy pension plans were closed to new entrants in 2007.  See “Pension Benefits” in the Compensation Discussion for additional pension plan details.

Short-Term Incentive Plans	Concern about increased 2016 bonus payments in a year when 2016 performance results were below prior year actual results. Concern about rigor in setting incentive targets.

Exercising discretion, the Compensation Committee (and the Board in the case of the CEO) reduced the corporate component of 2017 short-term incentive payments for the CEO, the CFO and other Named Executive Officers (“NEOs”) by -12% to reflect the Company’s lower year-over-year performance when compared to 2016 and to align executive pay with annual business results, thus reinforcing the Company’s commitment to pay for performance.

Rigorous 2018 targets have been established based on expected growth and financial improvement from year to year.  Targets are tied directly to achieving the operating plan while taking into account industry conditions, investor expectations for growth, expected gains in key markets for engineered materials, gains from the start-up of AMBU’s Fort Smith facility, and increasing cash flow due to the completion of multi-year projects, while focusing efforts in SPBU to successfully compete in and shift focus to specialized engineered products.

Long-Term Incentive (“LTI”) Plans	Lack of a relative total shareholder return metric.

For 2018 Performance Share Awards (“PSAs”), the Compensation Committee added a three-year Relative Total Shareholder Return (“TSR”) metric as a modifier to 2018 PSAs with positive and negative 25% adjustments if the Company’s TSR is in the first or fourth quartile, respectively.  An overall maximum payment of 200% will be applied regardless of any TSR modifier.

Increased the ratio of 2017 PSAs from 50% to 60% of the total annual equity award to expand the link to Company performance and alignment with shareholder expectations.

6 › P. H. GLATFELTER COMPANY

Proposal 1: Election of Directors

At the Annual Meeting, the Company’s shareholders will vote to fill nine director positions, each for one-year terms expiring on the date of the Company’s 2019 Annual Meeting of Shareholders and until their respective successors are elected and qualified.

The Board recommends that shareholders vote “For” the following director nominees: Bruce Brown, Kathleen A. Dahlberg, Nicholas DeBenedictis, Kevin M. Fogarty, J. Robert Hall, Richard C. Ill, Ronald J. Naples, Dante C. Parrini and Lee C. Stewart, each of whom is currently serving as a director of the Company, for a one-year term expiring at the 2018 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified.

All nominees have consented to serve if elected to the Board. If at the time of the Annual Meeting a director nominee is unable to serve, an event the Board does not anticipate, the Proxy Holders (as defined in “Frequently Asked Questions”) will vote for a substitute nominee as may be designated by the Board unless the Board reduces the number of directors accordingly.

The following table highlights director nominee information.

				Other Public Boards	Committee Memberships
Name	Age	Director Since	Occupation		Audit	Comp	Fin	Nom & Gov
Bruce Brown*	59	2014	Retired Chief Technology Officer, Procter & Gamble	2	●			●
Kathleen A. Dahlberg*	65	2001	CEO, G.G.I., Inc.	--	●	●
Nicholas DeBenedictis*	72	1995	Retired Chairman & CEO, Aqua America	3	●	●	C
Kevin M. Fogarty* (L)	52	2012	President, CEO, Kraton Corporation, Inc.	1			●	●
J. Robert Hall*	65	2002	CEO, Ole Smoky Distillery	--		●		C
Richard C. Ill*	74	2004	Retired Chairman & CEO, Triumph Group, Inc.	1	C		●
Ronald J. Naples*	72	2000	Chairman Emeritus, Quaker Chemical Corp.	1				●
Dante C. Parrini	53	2010	Chairman, CEO, P. H. Glatfelter Co.	1			●
Lee C. Stewart*	69	2002	Private Financial Consultant	--		C	●

● indicates Member	* indicates director is independent	C indicates Committee Chair	(L) indicates Lead Director

The Board recommends a vote “FOR” each of the director nominees.

2018 PROXY STATEMENT  › 7

PROPOSAL 1: ELECTION OF DIRECTORS

Additional Information about Director Nominees

Bruce Brown

Director Since: 2014

Mr. Brown joined the Company’s Board in 2014. He retired in 2014 from his position as the Chief Technology Officer of Procter & Gamble, Inc. (“P&G”), a publicly traded consumer goods company. With 34 years of experience at P&G, Mr. Brown’s responsibilities included leadership for P&G’s Innovation and Technology Program and Global Research & Development. Globally recognized as an innovation thought leader, Mr. Brown also serves on the Board of Directors for Nokia in Finland; the Government of Singapore’s Agency for Science, Technology and Research; and the Board of Directors for Medpace Holdings, Inc. in the United States.

Age at Annual Meeting: 59
Board Committees: Audit Nominating and Corporate Governance

Specific qualifications and experience of particular relevance to the Company:

Mr. Brown is a proven leader in innovation, global expansion and organizational leadership development and he has familiarity with a number of the Company’s products and materials. He brings over three decades of business-building experience to our Board and has six years of experience as a director of public companies.

Kathleen A. Dahlberg

Director Since: 2001

Ms. Dahlberg joined the Company’s Board in 2001. Since 2006, she has been the Chief Executive Officer of G.G.I., Inc. (formerly known as 2Unify LLC), a private company specializing in strategic consulting for companies in various industries and sectors. She served as a director of Theragenics Corporation from May 2008 to November 2013. Ms. Dahlberg has held Vice President positions with BP Amoco, Viacom International, McDonald’s Corporation, Grand Metropolitan PLC and American Broadcasting.

Age at Annual Meeting: 65
Board Committees: Audit Compensation

Specific qualifications and experience of particular relevance to the Company:

Ms. Dahlberg has significant experience in emerging technologies, acquisitions and divestitures, manufacturing, consumer goods, professional services, international operations, strategic planning, operations and risk management and corporate governance. She has more than 20 years of experience as a director of public companies.

Nicholas DeBenedictis

Director Since: 1995

Mr. DeBenedictis joined the Company’s Board in 1995. He served as Chairman, Chief Executive Officer and President of Aqua America, Inc., a publicly traded water company, from May 1992 until July 2015, when he retired as CEO and remained as Chairman of the Board through 2017.  In January 2018, he became Chairman Emeritus at Aqua. He has also served as a director of Exelon Corporation since 2003 and of Mistras Group, Inc. since October 2015. Prior to joining Aqua America, Mr. DeBenedictis was Senior Vice President of Corporate and Public Affairs for PECO Energy, a $4 billion nuclear utility, responsible for government relations, overseeing development of economic and environmental policies and implementation of the utility’s public policy positions. Mr. DeBenedictis was President of the Greater Philadelphia Chamber of Commerce from 1986 to 1989. He also served in two Pennsylvania government cabinet positions: Secretary of the Department of Environmental Resources and Director of the Office of Economic Development, and has held senior-level positions with the U.S. Environmental Protection Agency.

Age at Annual Meeting: 72
Board Committees: Finance (Chair) Compensation Audit (as of December 2017)

Specific qualifications and experience of particular relevance to the Company:

Mr. DeBenedictis has significant experience with government and public policy, regulated industries, public-company finance and financial reporting, as well as strategic planning, operations and risk management and corporate governance. He has more than 20 years of experience as a director of public companies.

8 › P. H. GLATFELTER COMPANY

PROPOSAL 1: ELECTION OF DIRECTORS

Kevin M. Fogarty

Director Since: 2012 Independent Lead Director

Mr. Fogarty joined the Company’s Board in 2012. He has been the President and Chief Executive Officer of Kraton Corporation, Inc., a leading global producer of styrenic block copolymers, specialty polymers and high-value performance products derived from pine wood pulping co-products, since 2008. Prior to being appointed President and Chief Executive Officer, Mr. Fogarty served as its Executive Vice President of Global Sales and Marketing from June 2005. He was named a director of Kraton in 2009, and a director of its principal operating subsidiary, Kraton Polymers LLC, in 2008. Prior to joining Kraton, Mr. Fogarty spent 14 years with the Koch Industries, Inc. family of companies, where he held a variety of roles, including President for Polymer and Resins at Invista and President of KoSa’s Polymer and Intermediaries business.

Age at Annual Meeting: 52
Board Committees: Finance Nominating and Corporate Governance

Specific qualifications and experience of particular relevance to the Company:

Mr. Fogarty has significant experience with manufacturing, international operations, strategic partnerships, public-company accounting and financial reporting and new product development, as well as strategic planning, operations and risk management and corporate governance. He has more than eight years of experience as a director of public companies.

J. Robert Hall

Director Since: 2002

Mr. Hall joined the Company’s Board in 2002. He has been the Chief Executive Officer of Ole Smoky Distillery, a craft distillery in Tennessee, since July 2016. From January 2014 until June 2016, Mr. Hall served as a Managing Director of Centerview Capital, an operationally oriented private equity firm focused on the U.S. consumer middle market. Previously he was the Chief Executive Officer of Ardale Enterprises LLC, a private company specializing in acquisition-related activities in the food, beverage and consumer products industry, and in this role was a Senior Advisor to Centerview Capital since 2009. Prior to forming Ardale, Mr. Hall spent over 20 years in the food and consumer goods industry, holding various positions with Nabisco, Kraft and Nestle. While at Nabisco, he was President of Nabisco’s Specialty Products Company in the United States and President of Christie Brown & Company, Ltd., the maker of Nabisco cookies and crackers in Canada. Mr. Hall has also been President of Lenox Brands, Chairman of Wise Foods and has served on the board of Ault Foods Ltd., a $1.3 billion dairy products company in Canada.

Age at Annual Meeting: 65
Board Committees: Nominating and Corporate Governance (Chair) Compensation

Specific qualifications and experience of particular relevance to the Company:

Mr. Hall has significant experience in general management, financial services, consumer goods, manufacturing, marketing, sales, new product development, strategic planning, M&A and corporate governance. Mr. Hall has almost 20 years of experience as a director of public companies.

Richard C. Ill

Director Since: 2004

Mr. Ill joined the Company’s Board in 2004. He served as the Chairman and Chief Executive Officer of Triumph Group, Inc., a publicly held, international aviation services company, from 2009 to 2012 and as its President and Chief Executive Officer from 1993 to 2009 and 2014 to 2016. He retired from the Triumph Board in July 2017.  Mr. Ill held a variety of senior executive positions with Alco Standard Corporation before he founded what is now Triumph Group. He has over 45 years of public company experience in management, manufacturing and operations. Mr. Ill has served as a director of Mohawk Industries, Inc. since May 2011. He also served as a director of Airgas, Inc., from July 2004 through September 2010 and November 2013 until the company was sold in 2016.

Age at Annual Meeting: 74
Board Committees: Audit (Chair) Finance

Specific qualifications and experience of particular relevance to the Company:

Mr. Ill has significant experience with general management including public-company finance and financial reporting, acquisitions and strategic partnerships, manufacturing, professional services, international operations, research and development and regulated industries, strategic planning, operations and risk management and corporate governance. He has over 20 years of experience as a director of public companies.

2018 PROXY STATEMENT  › 9

PROPOSAL 1: ELECTION OF DIRECTORS

Ronald J. Naples

Director Since: 2000

Mr. Naples joined the Company’s Board in 2000. He served as Chairman of the Pennsylvania Stimulus Oversight Commission and Chief Accountability Officer for the Commonwealth of Pennsylvania, having been appointed to that position by the Governor of Pennsylvania, from April 2009 until February 2011. In this role he reviewed, monitored and advised on Pennsylvania’s spending of American Recovery and Reinvestment Act funds. From 1997 until May 2009, Mr. Naples was the Chairman of Quaker Chemical Corporation, a publicly held, specialty chemical company serving the metalworking and manufacturing industries worldwide, and served as its Chief Executive Officer from 1995 to 2008. From 1981 until July 1995, he was Chief Executive Officer of Hunt Manufacturing Company, a publicly held consumer and commercial products company, and served as its Chairman from 1986 to 1995. Mr. Naples is a former White House Fellow and served in the Ford Administration as Assistant to the Counselor to the President for Economic Affairs and as a Special Assistant to the head of the Federal Energy Administration, and is a former Chairman of the Federal Reserve Bank of Philadelphia.  Mr. Naples currently serves as a director of Glenmede Trust Company, the Philadelphia Contributionship and Penn National Gaming, Inc.

Age at Annual Meeting: 72
Board Committees: Audit (through December 2017) Nominating and Corporate Governance

Specific qualifications and experience of particular relevance to the Company:

Mr. Naples has significant experience with government and public policy, professional services, manufacturing, international operations, public-company finance and financial reporting, strategic planning, operations and risk management and corporate governance. Mr. Naples has over 35 years of experience as a director of public companies.

Dante C. Parrini

Director Since: 2010

Mr. Parrini joined the Company’s Board in 2010. He is currently the Chairman, President and Chief Executive Officer of P. H. Glatfelter Company. He has been President and Chief Executive Officer since January 2011 and Chairman of the Board since May 2011. Mr. Parrini previously served as Glatfelter’s Executive Vice President and Chief Operating Officer from 2005 until 2010. From 2003 to 2005, he was Senior Vice President and General Manager of the Company. Mr. Parrini joined Glatfelter in 1997 and, prior to 2003, held various executive positions responsible for the Company’s operations, sales and marketing. He has served on the board of H. B. Fuller Company since 2012.

Age at Annual Meeting: 53
Board Committees: Finance

Specific qualifications and experience of particular relevance to the Company:

Mr. Parrini has significant experience leading worldwide operations, including international and domestic sales, marketing, research and development, global supply chain, information technology and corporate program management, overseeing legal and human resource functions and leading strategy development. His more than 23 years of executive experience include seven years as a director of public companies.

Lee C. Stewart

Director Since: 2002

Mr. Stewart joined the Company’s Board in 2002. He is a private financial consultant with over 25 years of experience as an investment banker. He was a Vice President at Union Carbide Corporation from 1996 to 2001, responsible for various treasury and finance functions, and from 2001 to 2002 was Chief Financial Officer of Foamex International, Inc. Mr. Stewart was a director of ITC Holdings Corp., a New York Stock Exchange-listed electricity transmission company, from 2005 through 2016 when ITC was acquired by Fortis. Mr. Stewart also served as a director of AEP Industries, Inc., a NASDAQ-listed chemical company from 1996 until it was sold in 2017.  Mr. Stewart served as a director of Marsulex, Inc., a chemical company listed on the Toronto Stock Exchange, from 2000 until its sale in 2011, and Momentive Performance Materials Inc., a specialty chemical company in silicone and advanced materials, from May 2013 through its successful emergence from bankruptcy in October 2014.  Mr. Stewart also serves on the Board of Mood Media, Inc.

Age at Annual Meeting: 69
Board Committees: Compensation (Chair) Finance

Specific qualifications and experience of particular relevance to the Company:

Mr. Stewart has significant experience with professional services, financial services, finance and banking, public-company accounting and financial reporting, strategic planning, operations and risk management and corporate governance. Mr. Stewart has over 20 years of experience as a director of public companies.

10 › P. H. GLATFELTER COMPANY

Proposal 2: Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year 2018. Deloitte audited the Company’s consolidated financial statements for the fiscal year ended December 31, 2017.

Although shareholder ratification is not required by our organizational documents or applicable law, the Board believes that it is a sound corporate governance practice to seek shareholder ratification of the appointment of Deloitte. In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider its selection.

A Deloitte representative is expected to attend the Annual Meeting and will be available to respond to appropriate shareholder questions.

What did the Company pay its independent registered public accounting firm in 2016 and 2017?

For the years ended December 31, 2016, and December 31, 2017, fees paid to Deloitte by the Company were as follows:

	2016	2017
Audit Fees(1)	$2,766,209	$3,002,418
Audit Related Fees(2)	64,809	311,991
Tax Fees(3)	595,413	238,000
All Other Fees(4)	19,700	—
Total Fees	$3,446,131	$3,552,409
(1)

Audit Fees - were for professional services rendered for the annual audits of the consolidated financial statements of the company including the audits of internal control over financial reporting, review of quarterly financial statements included in the company's quarterly reports on Form 10-Q, and statutory audits and regulatory filings in foreign jurisdictions.

(2)	Audit-Related Fees – were for assurance and related services reasonably related to the performance of the audit or review of the Company’s consolidated financial statements, including, in 2017, the audit of carve-out financial statements.
(3)	Tax Fees – were primarily for tax compliance, tax advice and tax planning services, including tax planning and consultations
(4)	All Other Fees – represents a subscription for a database providing Human Resource related research, benchmarking, and similar services.

All of Deloitte’s 2017 services for the Company were permissible under applicable laws and regulations.  The Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy (“Pre-Approval Policy”) provides for the pre-approval of audit and non-audit services performed by Deloitte. Under the Pre-Approval Policy, the Audit Committee must pre-approve specific services, including fee levels, to be performed by the independent registered public accounting firm in a designated category (audit, audit-related, tax services and all other services). For fiscal year 2017, 100% of Audit-Related Fees, Tax Fees and All Other Fees were approved by the Audit Committee.  The Audit Committee may delegate this authority in writing to one or more of its members, and in such case the member or members to whom such authority is delegated must report their decisions to the Audit Committee at its next scheduled meeting.

The Board recommends a vote “FOR” ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm.

2018 PROXY STATEMENT › 11

Proposal 3: Advisory Approval of Named Executive Officer Compensation (“Say-on-Pay” Vote)

Executive compensation is an important topic for our shareholders. At the core of our executive compensation philosophy is the belief that compensation should reflect performance; be fair, competitive and reasonable; and be determined in a manner consistent with the Company’s long-term strategy, competitive industry practice, sound corporate governance principles and shareholder interests. We believe our compensation program is strongly aligned with the long-term interests of our shareholders. We urge our shareholders to read the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement for additional details on the Company’s compensation philosophy and objectives and the 2017 compensation of the NEOs.

Pursuant to Section 14A of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”), we are asking shareholders to vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

As an advisory vote, the results on this proposal are non-binding. Nevertheless, the Board and the Compensation Committee value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions for our NEOs.

The Board has adopted a policy providing for annual say-on-pay advisory votes. The next say-on-pay advisory vote will be held at our 2019 Annual Meeting.

The Board recommends a vote “FOR” the non-binding resolution approving the compensation paid to the NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis, compensation tables and narrative discussion.

12 › P. H. GLATFELTER COMPANY

Ownership of Company Stock

To the best of the Company’s knowledge, the following table sets forth information regarding ownership of the Company’s outstanding common stock as of March 9, 2018, (except as otherwise noted) by: (1) each person who is known by the Company to own beneficially more than 5% of the common stock of the Company; (2) each director, director nominee and NEO; and (3) all directors, director nominees and executive officers as a group. Except as otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment powers for the securities listed. The number of shares beneficially owned by each person is determined under the rules of the Securities and Exchange Commission (“SEC”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, all shares to which a person has the right to acquire beneficial ownership within 60 days are considered beneficially owned by that person.

Security Ownership of Certain Beneficial Owners and Management

Name of Beneficial Owner	Shares Beneficially Owned(1)	Total Number of Shares Owned(1)	% of Class
BlackRock, Inc.	5,486,251	5,486,251(2)	12.60%
The Vanguard Group, Inc.	4,230,261	4,230,261(3)	9.70%
Dimensional Fund Advisors LP	3,673,451	3,673,451(4)	8.43%
Fuller & Thaler Asset Management, Inc.	3,079,602	3,079,602(5)	6.90%
Victory Capital Management Inc.	2,435,214	2,435,214(6)	5.59%

Name of Beneficial Owner	Position	Directly Owned	Indirectly Owned	Options to Acquire Stock(7)	Total Number of Shares Owned	% of Class
Dante C. Parrini	Chairman of the Board & Chief Executive Officer	146,652	7,083(8)	227,872	381,607	*
John P. Jacunski	Executive V. P. & Chief Financial Officer	60,994	3,514(9)	117,246	181,754	*
Martin Rapp	Senior V.P. & Business Unit President, Composite Fibers	53,408	—	14,434	67,842	*
Nicholas DeBenedictis	Director	57,935	—	—	57,935	*
Kathleen A. Dahlberg	Director	45,283	—	—	45,283	*
Ronald J. Naples	Director	12,385	30,864(10)	—	43,249	*
J. Robert Hall	Director	42,033	—	—	42,033	*
Richard C. Ill	Director	40,963	—	—	40,963	*
Christopher W. Astley	Senior V.P. & Business Unit President, Advanced Airlaid Materials	10,374	1,009(11)	29,365	40,748	*
Lee C. Stewart	Director	40,283	—	—	40,283	*
Timothy R. Hess	Senior V.P. & Business Unit President, Specialty Papers	9,365	386(12)	21,173	30,924	*
Kevin M. Fogarty	Director	12,585	—	—	12,585	*
Bruce Brown	Director	2,429	—	—	2,429	*
All directors and executive officers as a group (17 individuals)		592,714	48,664	470,717	1,112,095	2.55%
*	indicates ownership of < 1%
(1)

For purposes of the table, shares of common stock are considered beneficially owned by a person if such person has, or shares, voting or investment power for such stock. As a result, more than one person may beneficially own the same security and, in some cases, the same shares are listed opposite more than one name in the table. The table includes, in some cases, shares beneficially held by spouses or minor children, as to which beneficial ownership is disclaimed. The address of each director, director nominee and NEO of the Company is c/o P. H. Glatfelter Company, 96 South George Street, Suite 520, York, PA 17401.

2018 PROXY STATEMENT  › 13

OWNERSHIP OF COMPANY STOCK

(2)

Pursuant to a Schedule 13G filed on January 19, 2018, consists of shares beneficially owned, as of December 31, 2017, by BlackRock, Inc., a parent holding company with sole voting authority over 5,370,870 shares and sole investment authority over 5,486,251 shares. BlackRock (Netherlands) B.V., BlackRock Advisors LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Limited and BlackRock Investment Management, LLC are subsidiaries of BlackRock, Inc., that have acquired the shares reported by BlackRock, Inc. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(3)

Pursuant to a Schedule 13G filed on February 9, 2018, consists of shares beneficially owned, as of December 31, 2017, by The Vanguard Group, Inc., an investment advisor which has sole voting and investment authority over 49,409 shares and 4,177,226 shares, respectively, and shared voting and investment authority over 8,152 and 53,035 shares, respectively. Vanguard Fiduciary Trust Company is a subsidiary of the Vanguard Group, Inc and is the beneficial owner of 44,883 of the shares reported by The Vanguard Group, Inc. Vanguard Investments Australia, Ltd. is a wholly-owned subsidiary of the Vanguard Group, Inc and is the beneficial owner of 12,678 of the shares reported by The Vanguard Group, Inc. The address of The Vanguard Group, Inc., is 100 Vanguard Boulevard, Malvern, PA 19355.

(4)

Pursuant to a Schedule 13G filed on February 9, 2018, consists of shares beneficially owned, as of December 31, 2017, by Dimensional Fund Advisors LP, an investment advisor with sole voting power over 3,526,159 shares and investment authority over 3,673,451 shares.  All 3,673,451 shares are owned by four investment companies registered under Section 203 of the Investment Advisors Act of 1940, to which Dimensional Fund Advisors LP furnishes investment advice. Dimensional Fund Advisors LP disclaims beneficial ownership of such shares. Dimensional Fund Advisors LP serves as investment manager for certain other commingled group trusts and separate accounts. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, TX 78746.

(5)

Pursuant to a Schedule 13G filed on February 13, 2018, consists of shares beneficially owned, as of December 31, 2017, by Fuller & Thaler Asset Management, Inc., an investment adviser deemed to be the beneficial owner of 3,079,602 shares pursuant to separate arrangements whereby it acts as investment adviser to certain persons. Fuller & Thaler Management, Inc., has sole voting power over 3,021,052 shares, and sole dispositive power over 3,079,602 shares. Each person for whom Fuller & Thaler Asset Management, Inc. acts as investment adviser has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock of the Company. The Undiscovered Managers Behavioral Value Fund, an open-end management investment company, has an economic interest in more than 5% of the subject securities reported in this Schedule 13G. The address of Fuller & Thaler Asset Management, Inc. is 411 Borel Avenue, Suite 300, San Mateo, CA, 94402.

(6)

Pursuant to a Schedule 13G filed on February 9, 2018, consists of shares beneficially owned, as of December 31, 2017, by Victory Capital Management Inc., an investment advisor with sole voting power over 2,379,814 shares and investment authority over 2,435,214 shares. The address of Victory Capital Management Inc. is 4900 Tiedeman Road, 4th Floor, Brooklyn, Ohio, 44144.

(7)

Represents the gross number of shares of common stock that would be issued upon exercise of vested stock-only stock appreciation rights (“SOSARs”) on the Record Date.  As of the Record Date, Mr. Parrini had 841,499 vested SOSARs; Mr. Jacunski had 382,923 vested SOSARs; Mr. Astley had 143,840 vested SOSARs; Mr. Hess had 95,230 vested SOSARs; and Mr. Rapp had 100,249 vested SOSARs.

(8)	Consists of 7,083 shares held by Mr. Parrini through the Company’s 401(k) Plan.
(9)	Consists of 3,514 shares held by Mr. Jacunski through the Company’s 401(k) Plan.
(10)	Represents shares owned by Mr. Naples’ spouse.
(11)	Consists of 1,009 shares held by Mr. Astley through the Company’s 401(k) Plan.
(12)	Consists of 386 shares held by Mr. Hess through the Company’s 401(k) Plan.

14 › P. H. GLATFELTER COMPANY

OWNERSHIP OF COMPANY STOCK

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2017, regarding the Company’s equity compensation plans.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(3)(4)
Equity compensation plans approved by security holders	3,491,232	$17.87	2,188,572
Equity compensation plans not approved by security holders	—	—	—
Total	3,491,232	$17.87	2,188,572
(1)

Includes 483,069 restricted stock units (“RSUs”); 446,317 PSAs; and 2,561,846 stock-only stock appreciation rights (“SOSARs”). For purposes of this calculation, it is assumed that PSAs will be paid at 100% of target.

(2)	Weighted average exercise price is based on outstanding SOSAR prices only.
(3)	Represents the securities remaining available for issuance under the Amended and Restated Long-Term Incentive Plan.
(4)	For purposes of this calculation, it is assumed that PSAs will be paid at 100% of target.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities (“10% Holders”) to file reports of holdings and transactions in the Company’s common stock with the SEC and the New York Stock Exchange (“NYSE”). Based on the

Company’s review of such reports (and amendments thereto), the Company believes that in 2017 its directors, executive officers and 10% Holders filed all required reports of holdings and transactions in the Company’s common stock on a timely basis.

2018 PROXY STATEMENT  › 15

 Corporate Governance and Board of Directors

Corporate Governance Principles

The Board and Management are dedicated to effective corporate governance. The Board has adopted Corporate Governance Principles that provide a framework for the Company’s governance. The Board has also adopted a Code of Business Conduct and a Code of Business Ethics for our CEO and Senior Financial Officers. The Corporate Governance Principles are set forth in full on the Company’s website at www.glatfelter.com/about_us/corporate_governance/principles. The Company’s website (www.glatfelter.com) includes a Corporate Governance page containing, among other information, the Code of Business Conduct, a list of the directors and executive officers of the Company, the charters of each of the Committees of the Board, the Company’s Code of Business Ethics for the CEO and Senior Financial Officers and other related information. Copies of these materials are available, in print at no charge, upon request to the Secretary of the Company at 96 South George Street, Suite 520, York, PA 17401-1434.

The Company intends to satisfy the disclosure requirement for any future amendments to, or waivers from, its Code of Business Conduct or Code of Business Ethics for the CEO and Senior Financial Officers by posting such information on its website.

Board Composition and Leadership

The Board currently consists of nine members. Each year, the Board elects one of its members to serve as Chair. Under the Board’s governance structure, the Chair:

•	presides at all meetings of the Board, other than executive sessions;
•	identifies strategic issues to be considered for the Board agenda; and
•	consults with directors on the development of the schedule, agenda and materials for all meetings of the Board.

When considering the election of a Chair, the Board reviews its governance structure and the qualifications of each director and determines who is best qualified to chair the Board. The Board believes the Company and its shareholders are best served by having a Chair who has wide-ranging, in-depth knowledge of the Company’s business operations and the Company’s industry and who can best execute the Company’s strategic plan. Based on his extensive experience and knowledge of the Company’s operations, industry, competitive challenges and opportunities, the Board has determined that Dante C. Parrini is the director best qualified to serve in the role of Chair. The Board therefore nominated Mr. Parrini in February 2018 as Chair, subject to his re-election as a director at the Annual Meeting.

The Board has also determined that when the same person serves as both Chair and CEO, the interests of the Company and the shareholders are best served by appointment of an independent Lead Director. In February 2018, the Nominating and Corporate Governance (“NCG”) Committee recommended and the independent directors approved Kevin M. Fogarty to continue as the independent Lead Director, effective on the date of the 2018 Annual Meeting, subject to his re-election as a director at the Annual Meeting. The Lead Director presides over the executive sessions of the Board and coordinates and develops the agenda for those sessions. The Lead Director communicates to the Chair and CEO regarding the discussions at executive sessions as appropriate. In the absence or disability of the Chair, the Lead Director assumes the authority of and performs the duties of the Chair, as provided in Section 2.18 of the Company’s by-laws, including presiding at any Board meeting at which the Chair is not in attendance.

Board Independence

The Corporate Governance Principles and the Company’s policies and procedures provide for an empowered, independent Board and the full involvement of the independent members of the Board in the Board’s operations and decision making.

In the Company’s Corporate Governance Principles, the Board has adopted the NYSE standards for determining the independence of directors, which require that a director not have a material relationship with the Company.

Annually, each member of the Board is required to complete a questionnaire designed in part to provide information to assist the Board in determining if the director is independent under NYSE rules and our Corporate Governance Principles. In addition, each director or nominee for director has an affirmative duty to disclose to the NCG Committee relationships between and among that director (or an immediate family member), the Company, and/or Management. The Board has determined the following directors are independent and have no material relationship with the Company: Ms. Dahlberg and Messrs. Brown, DeBenedictis, Fogarty, Hall, Ill, Naples and Stewart. The Board has determined Mr. Parrini, as the Company’s CEO, is not an independent director as defined under the NYSE listing standards and the Company’s Corporate Governance Principles.

16 › P. H. GLATFELTER COMPANY

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Evaluation of Board Nominees

The NCG Committee reviews all director nominations submitted to the Company, including individuals recommended by shareholders, directors or members of Management. When evaluating whether to recommend an individual for nomination or re-nomination, the NCG Committee will consider, at a minimum and in accordance with the Company’s Corporate Governance Principles, the candidate’s independence, availability to serve on the Board, knowledge, experience, skills, expertise, wisdom, integrity, business acumen and understanding of the Company’s business environment.

In evaluating director candidates, the NCG Committee considers a wide variety of qualifications, attributes and other factors and recognizes that a diversity of viewpoints and practical experiences can enhance the effectiveness of the Board. Accordingly, as part of its evaluation of each director candidate, the NCG Committee takes into account how that candidate’s background, experience, qualifications, attributes and skills may complement, supplement or duplicate those of other prospective candidates.

The NCG Committee reviews the qualifications of each incumbent director, including the director’s understanding of the Company’s businesses and the environment in which the Company operates, attendance and participation at meetings and independence, including any relationships with the Company. Prior to nomination, each candidate for director must consent to stand for election, and each director nominee must agree in writing to abide by the Company’s majority voting policy.

After the NCG Committee has completed its evaluation of all director candidates, it presents a recommended slate of directors to the Board for consideration and approval. The NCG Committee also discusses with the Board any candidates considered by the NCG Committee but not recommended for election or re-election as a director.

We will report any material change to this procedure in a quarterly or annual filing with the SEC. In addition, we will make any changes to this procedure available promptly by posting that information on the Corporate Governance section of our website at http://www.glatfelter.com/about_us/ corporate_governance/default.aspx.

Based on the process described above, the NCG Committee recommended, and the Board approved to nominate, each of the incumbent directors for re-election at the Annual Meeting. These decisions were based on the individual experience, qualifications, attributes and skills of each candidate, including as described in the skills matrix on page 2. The NCG Committee and the Board assessed these factors in light of the Company’s businesses, which provide diverse lines of engineered materials and specialty papers.

Resignation and Majority Voting Policy

Director Nominee Irrevocable Resignation

Each person who is nominated to stand for election as director must, as a condition to such nomination, tender an irrevocable resignation in advance of the meeting for the election of directors.  Such resignation will be effective if, pursuant to the Company’s by-laws, (a) the person does not receive a majority vote at the next meeting for the election of directors, or (b) in the case of a nominee who is an incumbent director, the Board accepts the resignation.

Majority Voting

Contested Election. In an election of directors, where the Board determines that the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of the votes cast.

Uncontested Election. If in an election of directors in which the number of nominees does not exceed the number of directors to be elected, any nominee who is not an incumbent director and receives a plurality of the votes cast but does not receive a majority of the votes cast, the nominee’s resignation will be automatically accepted.  If the nominee is an incumbent director and receives a plurality but not majority of the votes cast, the NCG Committee will make a recommendation to the Board on whether to accept the director’s resignation or whether other action should be taken.  The incumbent director not receiving a majority of the votes cast will not participate in the NCG Committee’s recommendation or the Board’s decision regarding the tendered resignation.  The independent members of the Board will consider the NCG Committee’s recommendation and publicly disclose the Board’s decision and the basis for that decision within 90 days from the date of the certification of the final election results.

A director whose resignation is not accepted by the Board will continue to serve until the next annual meeting at which he or she is up for election and until his or her successor is duly elected, or until his or her earlier resignation or removal. If a director’s resignation is accepted by the Board, or if a nominee for director who is not an incumbent director is deemed to have been elected and to have automatically resigned, then the Board, in its sole discretion, may fill any resulting vacancy pursuant to the Company’s by-laws, or may amend the Company’s by-laws to decrease the size of the Board.

2018 PROXY STATEMENT  › 17

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Board Meetings

The Board held nine meetings during 2017. The standing committees established by the Board held a total of 20 meetings in 2017. Each incumbent director attended at least 89% of the total number of Board and Committee meetings on which he or she served in 2017. Independent directors meet in regularly scheduled executive sessions (without Management), presided by the Lead Director.

The Company does not have a policy regarding director attendance at the Annual Meeting, though all directors traditionally attend the Annual Meeting. All directors attended the 2017 Annual Meeting.

Committees of the Board of Directors

Our Board has four standing committees: Audit, Compensation, Finance, and Nominating and Corporate Governance. The Board determined that effective in May 2018, the Finance Committee will be dissolved and its duties assumed by the Board and other Board Committees.  Each committee has its own Charter, which is available, at no charge, from the Secretary or on the Company’s website at http://www.glatfelter.com/about_us/

corporate_governance/committees.aspx.

The Board determined that all members of each of the Audit, Compensation, and NCG Committees are independent as required under the current listing standards of the NYSE and the SEC’s applicable rules and regulations.

The following chart provides a summary of each committee’s duties and responsibilities.

Board Committees
Committee	Responsibilities and Duties	Members	Meetings in 2017
Audit Committee	The Audit Committee assists the Board with oversight of (1) the quality and integrity of the accounting, auditing, and financial reporting practices of the Company; (2) the compliance by the Company, its directors and officers with applicable laws and regulations and its Code of Business Conduct; (3) the independent auditor’s qualifications and independence; and (4) the performance of the Company’s internal audit function and independent auditors.	Richard C. Ill w * ** Kathleen A. Dahlberg ** Bruce Brown ** Nicholas DeBenedictis * **	7
Compensation Committee	The Compensation Committee is responsible for an executive compensation policy designed to support overall business strategies and objectives; attract, retain, motivate and reward key executives; link compensation with organizational performance while appropriately balancing risk and reward; align executives’ interests with those of the Company’s shareholders; provide competitive and reasonable compensation opportunities; and review and approve non-employee director compensation. The Compensation Committee also oversees the Company’s executive compensation and incentive plans.	Lee C. Stewart w Kathleen A. Dahlberg Nicholas DeBenedictis J. Robert Hall	6
Nominating & Corporate Governance Committee	The NCG Committee advises the Board on all corporate governance matters, monitors the Company’s compliance with corporate governance guidelines, and periodically reviews such guidelines to ensure that they are appropriate for the Company and comply with the requirements of the SEC and the NYSE.	J. Robert Hall w Bruce Brown Kevin M. Fogarty Ronald J. Naples	4
Finance Committee	The Finance Committee advises the Board on the financial policies of the Company and has oversight over matters of financial significance to the Company.	Nicholas DeBenedictis w Kevin M. Fogarty Richard C. Ill Dante C. Parrini Lee C. Stewart	3
w Committee Chair *Financial Expert, as defined in the applicable SEC regulations **Financially literate within the meaning of the NYSE listing standards

18 › P. H. GLATFELTER COMPANY

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Continuing Board Education

We believe that our shareholders are best served by a Board that is well versed in subject matter relevant to board service and thoroughly comprehends the role and responsibilities of an effective Board in the oversight and management of the Company.  We feel it is appropriate for our directors to have access to educational programs on an ongoing basis to assist them in discharging their duties as directors.  In 2017, the Company was a member of the NYSE Corporate Board Member

Board Leadership Program until November.  Since November 2017, the Company has been a member of the National Association of Corporate Directors.  This membership provides continuing education programs, research data, conferences and other resources for the Company’s directors and executives.   The NCG Committee periodically reviews and oversees orientation programs for newly elected directors and continuing education programs for incumbent directors.

Risk Oversight

The Board performs its oversight role using several different levels of review. For its reviews of the Company’s business unit operations and corporate functions, the Board reviews and considers the primary risks associated with those units and functions. The Board also reviews risks associated with the Company’s strategic plan at an annual strategic planning session and periodically throughout the year as part of its consideration of the Company’s strategy.

Each Committee also oversees the management of Company risks falling within the Committee’s areas of responsibility. In performing this oversight function, each Committee has full access to Management as well as the ability to engage advisors. At each Board meeting, the Chair of each Committee reports to the Board on the Committee’s oversight activities.

The Company continues to manage its enterprise risks through a variety of policies, programs and internal control functions and processes designed to identify the primary risks and protect the Company’s operations and reputation while ensuring legal compliance.

Board of Directors
Oversees the management of risks inherent in the operation of the Company’s businesses and the implementation of its strategic plan.
Audit Committee	Compensation Committee	Management	Internal Audit

Reviews policies and guidelines with respect to risk assessment and management, including reporting on the Company's processes to manage and report risks related to litigation, foreign exchange rates, contingent liabilities and similar matters that may constitute significant financial exposure.

Reviews all compensation policies and procedures, including the incentives that such policies create and factors that may reduce the likelihood of excessive risk taking, to determine whether such policies present a significant risk to the Company.

Oversees, supervises and administers policies, programs and internal control functions and processes designed to identify, assess and quantify significant organizational and business risks and to develop strategies and controls to protect the Company.

Assists the Company in identifying, evaluating and implementing risk management controls and methodologies to address identified risks.  The Company’s Vice President, Internal Audit functionally reports to the Audit Committee.

2018 PROXY STATEMENT  › 19

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Director Compensation

Payments to Directors in 2017
Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Bruce Brown	$79,000	$114,993	$5,174	$199,167
Kathleen A. Dahlberg	80,500	114,993	5,115	200,608
Nicholas DeBenedictis	89,000	114,993	5,115	209,108
Kevin M. Fogarty(5)	97,500	114,993	5,115	217,608
J. Robert Hall	87,500	114,993	5,115	207,608
Richard C. Ill	100,500	114,993	5,115	220,608
Ronald J. Naples	79,000	114,993	5,115	199,108
Lee C. Stewart	94,000	114,993	5,115	214,108
(1)	Only non-employee directors receive compensation for service on the Board. Our CEO does not receive compensation for his services as a director.
(2)	The amounts include annual retainer fees, meeting fees and chair fees paid in cash.
(3)

In accordance with FASB ASC 718 the amount shown for all directors is based on the fair market value of $18.39 per share for RSUs granted on May 4, 2017.  As of December 31, 2017 each Director held 14,484 RSUs, 3,964 of which were vested.  RSUs granted to directors prior to 2017 had 3-year ratable vesting.

(4)

Represents dividend equivalents paid in cash. The Company paid cash dividend equivalents on outstanding director RSUs granted through 2016.  Mr. Brown joined the Board in September 2014 and received a pro-rated grant for his first year as a director.

(5)	Mr. Fogarty’s compensation includes a Lead Director fee paid in cash.

Non-employee directors receive compensation for their service that is designed to compensate them fairly for the time, effort and accountability required of a Board member and align their interests with our stockholders. In making its recommendation to the Board on independent director compensation, the Compensation Committee considers peer and general industry data, including an analysis of director compensation provided by Meridian Compensation Partners LLC, independent compensation consultant.

Cash Compensation

In 2017 each non-employee director received an annual retainer fee of $70,000, paid in cash. In addition to the annual retainer, non-employee directors were paid in cash $1,500 for each Committee meeting they attended in excess of eight committee meetings per year. The director serving as Chair of the Audit Committee was paid an additional $20,000 in cash for his service; the director serving as Chair of the Compensation Committee was paid an additional $15,000 in cash for his service; the directors serving as Chair of the Finance Committee and the NCG Committee each received an additional $10,000 in cash for their service. The Lead Director received an additional $20,000 for his service in that capacity. All accrued, but unpaid, director cash compensation payments are made twice annually, on May 1 and November 1.

Equity Compensation

In 2017 each non-employee director received an annual RSU award valued at $115,000 on the grant date. Such awards vest 100%, all restrictions lapse and the shares are paid out on the first anniversary of the grant date.  During the one-year vesting period, quarterly dividends accrue in the form of additional RSUs (but are not paid unless the awards vest). RSUs granted to directors will immediately vest upon a change in control. In the event of the death or disability of the director, all unvested RSUs will become immediately vested, and the restrictions will lapse.

Deferred Compensation

Pursuant to the Company’s Deferred Compensation Plan for Directors, every year each director may elect to defer 50%, 75% or 100% of his or her annual retainer for serving on the Board, but any fees paid to a director for attending meetings of any Committee or for serving as a Chair may not be deferred. No deferral elections were made in 2017.

Other Benefits and Coverage

Each non-employee director is covered by the Company’s director and officer liability insurance policy, has entered into an indemnification agreement with the Company, and is covered under the Company’s travel accident insurance policy.

Share Ownership Guidelines

The Company has established share ownership guidelines for non-employee directors to enhance their alignment with shareholders’ interests. The share ownership guidelines preclude the sale of shares by a director until he or she holds shares with a value equal to 5X the annual Board retainer of $70,000. Directly held shares and unvested RSUs count toward attainment of the guideline.

20 › P. H. GLATFELTER COMPANY

Corporate Responsibility

Sustainability: The Glatfelter Way

Glatfelter enhances everyday life for millions of people around the world through the products we make, the manner in which we conduct our business and the value that we generate for all stakeholders. "Sustainability" means striking the appropriate balance between our environmental responsibilities, financial performance, and social commitments. Only through continually achieving this balance can we truly be sustainable.

Every day, Glatfelter PEOPLE bring this sustainability mindset to the workplace and the communities we call home.  Most of our facilities are located in small communities where our actions make a lasting impact. As an employer, we understand the integral role we play in these communities because of the taxes we pay, the jobs we create that sustain families, and the philanthropic endeavors we support. We actively encourage our 4,200 employees to be involved in their communities and the activities important to them.

For 153 years we have taken seriously our role as a responsible corporate citizen. The confidence and trust our customers, employees, and communities have placed in us must be consistently earned over time through our performance and commitment to building a better tomorrow.

Environmental Responsibility

Looking at our products’ lifecycles, incorporating recycled content and creating products that conserve resources and improve everyday life are some of the ways we protect the environment. Air emission methods, forestry management, water discharge practices and production processes are all thoughtfully examined. Reducing waste and increasing our use of environmentally-friendly raw materials and renewable fibers, as well as renewable biomass fuels, help reduce our environmental footprint.

In 2017 we celebrated the completion of our largest environmental protection endeavor to date: a $113 million upgrade to the boiler systems in Spring Grove, Pennsylvania and Chillicothe, Ohio from coal to natural gas.  In the past, the Company used readily available, affordable coal to power manufacturing operations at these two locations.

Improvements were also made to air emission control systems.  The improvements are expected to reduce sulfur dioxide emissions by 90% and greenhouse gasses by 50 – 60%.

Similarly, our airlaid facilities have committed to a zero-waste program, one that has reduced landfill waste by 67% since its inception by reducing, reusing and recycling.  Reducing waste production and using waste beneficially allows us to continuously lessen our environmental impact.

Conservation and innovation are necessary to sustain the Earth’s natural resources, which is why we are working to create value and develop sustainable, global solutions.

Economic Sustainability

Since 1864 Glatfelter has been a secure and profitable investment for the communities in which we operate, our skilled and dedicated employees, the countless suppliers who rely on us to help keep their small businesses in operation, and our investors, who provide us the opportunity to grow stronger and return value.

We have built a business model around high-value niche markets using speed, flexibility, innovation, solid operational performance and customer intimacy. This model has enabled us to build strong customer relationships and enhance shareholder value. It has also positioned us to reinvest in our business to develop new world-class products.

In December 2017 Glatfelter’s new state-of-the-art manufacturing facility in Fort Smith, Arkansas, produced its first airlaid roll, marking a major milestone in becoming the world’s largest producer of airlaid material and cementing our position as a leader in the personal care market.

Glatfelter Fort Smith is the Company’s fifth North American manufacturing operation and first U.S.-based operation for AMBU. Locating in Fort Smith puts us in closer proximity to key suppliers and customers, and positions the facility close to highly efficient transportation routes across the southern United States. The new location also allows the Company to tap into the area’s high-quality workforce, from which over 60 new Glatfelter PEOPLE were recruited during the year.

With a strong balance sheet and investments in new products, Glatfelter is strategically positioned for continual growth and to become the global supplier of choice in the markets we serve.

2018 PROXY STATEMENT  › 21

CORPORATE RESPONSIBILITY

Social Responsibility

From a well-established safety management system to ongoing training efforts and charitable giving programs, Glatfelter encourages a work environment that is safe, promotes healthy living and gives back to the community.

Globally, Glatfelter completed 2017 with a total case incident rate (“TCIR”) of 1.27.  Half of all our facilities have safety rankings among the industry’s top 25% or better.  With every Injury Free day that passes we get closer to earning world-class safety performance.

Concern and caring for current and future generations is a critical part of sustainability. By investing in employee education through U.S.-based tuition reimbursement and European-based apprenticeship programs, Glatfelter is helping to strengthen communities in the regions in which we operate by living our Core Values and providing opportunities to others.

The ability to develop highly skilled workers is a key competitive advantage, and one that our leaders in Gernsbach, Germany leverage through a proven apprenticeship program.  Apprentices alternate for three years between a vocational education classroom and the Gernsbach facility, receiving real-world experience to become proficient as paper technology engineers, industrial clerks (office workers), electrical technicians, and industrial mechanics, careers that depend on internship-trained workers.  A similar apprenticeship program was implemented in 2017 for our United Kingdom manufacturing operations.

Nearly all apprentices complete their on-the-job training and 92% go on to become loyal employees.  In fact, more than 40% of Gernsbach’s 650 employees are former apprentices.  Gernsbach’s training and apprenticeship programs are just one example of Glatfelter’s dedication to developing a world-class workforce with the technical know-how and commitment to customer service that customers have come to rely on for more than 150 years.

Through philanthropy and volunteerism, we impact many communities—and many countries—in positive ways, helping to ensure the sustainability of our business, employees, customers, and fellow world residents.  Volunteer services embrace many areas of the community, including the arts, education, economic development and the environment.

In 2017, our Ohio Operations employees continued their successful partnership with the local Tiffin Elementary School. Teams of Glatfelter PEOPLE visited the school on Friday mornings to greet the children as they started their day, providing encouragement and helping with homework.  They also helped 5th and 6th graders with their science fair projects, and promoted literacy by providing children’s books printed on Glatfelter paper.  Volunteers also cheered on students during the school’s annual field day.  For this partnership, we were awarded the Community Partner of the Year award by the Ohio School Board Administration.

Our facility in Gatineau, Quebec, Canada sponsored the building of a new maternity ward in the local hospital.  In Ober-Schmitten, Germany, Glatfelter PEOPLE participated in an annual challenge run for charity, while the Falkenhagen, Germany facility cheered on special athletes with disabilities during a yearly sporting event.

Glatfelter PEOPLE from our Pennsylvania Operations taught financial literacy with Junior Achievement in local classrooms, raised money for the local United Way, and joined Corporate team members in providing time and talent to local nonprofit boards.

Partnering with the York, Pennsylvania-based water company and health system, we underwrote a Summer Reading Program for more than 10,000 local children. Glatfelter PEOPLE also participated in the annual Leukemia and Lymphoma Society’s “Light the Night” event and showcased their talents in a singing competition to benefit the arts.

In the Philippines, we facilitate an abaca sustainability initiative aimed at improving people’s lives.  Since its inception, the program has offered agricultural education, training and certification coordination for hundreds of local farmers, and it has established and supported a women’s handicraft group, generating income for many families in the area.

Together, Glatfelter PEOPLE are contributing to the betterment of the communities in which we operate and live around the world.

22 › P. H. GLATFELTER COMPANY

Executive Compensation

Compensation Discussion and Analysis

INTRODUCTION

This Compensation Discussion and Analysis (“CD&A”) describes the Company’s executive compensation philosophy and programs, the 2017 compensation decisions made by the Compensation Committee and the factors influencing their decisions including feedback received from shareholders throughout 2017.  The CD&A focuses on the compensation of the following 2017 named executive officers (“NEOs”):

•	Dante C. Parrini, Chairman of the Board and Chief Executive Officer (“CEO”)
•	John P. Jacunski, Executive Vice President (“EVP”) and Chief Financial Officer (“CFO”)*

•	Christopher W. Astley, Senior Vice President (“SVP”) and Business Unit President, Advanced Airlaid Materials (“AMBU”)

•  Timothy R. Hess, SVP and Business Unit President, Specialty Papers (“SPBU”)

•	Martin Rapp, SVP and Business Unit President, Composite Fibers (“CFBU”)

*

Mr. Jacunski served as the President for SPBU in addition to his responsibilities as Executive Vice President and CFO until January 5, 2017 when he returned to his role as EVP & CFO to focus on the company’s growth strategy.

SAY-ON-PAY VOTE AND SHAREHOLDER ENGAGEMENT

Overview

An advisory shareholder vote on the Company’s executive compensation practices (“Say-on-Pay”) was held at the 2017 Annual Meeting of Shareholders, with 63.5% of the shares voting in favor of the Company’s NEO compensation, well below Glatfelter’s historical average outcomes in excess of 90%.  In response, we engaged in extensive discussions with shareholders to solicit feedback on our executive compensation programs and discuss opportunities for improvement.  The outreach was conducted by the Compensation Committee chair, the EVP & CFO and the Vice President (“VP”) of Human Resources.  From April to November members of the team reached out to firms representing approximately 60% of our shareholder ownership to discuss specific governance and compensation matters to ensure our strategies were in alignment with shareholder expectations.  Based on the resulting feedback from the investor meetings the following themes emerged:

•	Perceived misalignment between CEO pay and the company’s 3-year total shareholder return;
•	Increased 2016 annual incentive payout opportunities compared to 2015 while 2016 financial results were below prior year actuals; and
•	A long-term equity plan that does not include a relative total shareholder return (“TSR”) metric.

The outreach cycle we followed is shown below:

2018 PROXY STATEMENT  › 23

EXECUTIVE COMPENSATION

2017 Actions

In response to the expected challenging business conditions during 2017 and shareholder feedback at multiple checkpoints, our Compensation Committee approved certain changes for 2017 and 2018 compensation programs.

Action – Total Compensation

•

Prior to receiving the 2017 Say-on-Pay outcome the Compensation Committee made decisions to freeze target compensation for executives due to the challenging business conditions expected during the fiscal year 2017.

•	Base salaries for the Named Executive Officers were not increased in 2017 except for Mr. Hess who received a promotional increase for his role as SVP & President of SPBU.
•	All short-term and long-term target incentive opportunities in 2017 were frozen and unchanged from 2016 levels except for Mr. Hess whose targets were increased based on his promotion.

As additional context, the total compensation from the summary compensation table for Messrs. Parrini, Jacunski and Hess includes legacy pension values that fluctuate year-over-year based partly on actuarial assumptions.

Action - Short-term Incentives (Management Incentive Plan)

•

The Compensation Committee and the Board exercised downward discretion and reduced the corporate component of the NEO’s 2017 payouts by -12% to reflect the Company’s lower year-over-year performance when compared to 2016 and to align executive pay with our 2017 business results, thus reinforcing the Company’s commitment to pay for performance.  As a result of the discretionary adjustment, the change in pension value for Mr. Parrini was also negatively impacted, resulting in a reduction of $77,000 in pension value as reported in the summary compensation table.

•

For 2018, the Compensation Committee approved short-term incentive compensation targets based on Company growth and financial improvement from year to year, tied directly to the 2018 operating plan.  The rigorous targets took into consideration the expected market conditions from each business unit, including gains in key markets, recently developed new products, the completion of major capital investments in AMBU and SPBU, and cost optimization initiatives in CFBU and SPBU, with an overall focus on adjusting to pressures in specialty paper markets and gains in engineered products.

•	The intent of these actions is to keep short-term incentive

payments directly tied to key financial metrics which include operating net income and cash flows.  The Compensation Committee selected these metrics to focus on profitable growth, cost optimization, and cash generation, which are measures the Management team can directly influence, and to provide a solid foundation for our strategic plans.  These metrics received favorable support from shareholders we spoke with in 2017.

Action - Long-term Incentives (Equity Plans)

•

For 2017 the Compensation Committee authorized a change to the mix of awards (at target) increasing the weight of performance share awards (“PSAs”) from 50% of total grant value to 60% of total grant value, and replacing stock-only stock appreciation rights (“SOSARs”) with restricted stock units (“RSUs”) using a 40% weighting.  The Compensation Committee’s intent with these changes is to strengthen the performance element of the equity plan design by increasing the weighting of the PSAs, and to further align the plan design with market given the overall decline in the use of stock option vehicles against industry peers.

•

Key business metrics for the PSAs are Return on Capital Employed (“ROCE”) and earnings before interest, taxes, depreciation and amortization (“EBITDA”), which focus on efficient use of resources and longer-term profitability across business units to support shareholder return.  These metrics received favorable support from shareholders we spoke with in 2017.  In combination the short and long-term metrics were perceived to provide a balanced approach and alignment with the strategic objectives of the Company.

•

Based on feedback received from shareholders as well as the desire to be consistent with general market practice, the Compensation Committee approved the addition of a three-year relative TSR metric to the 2018 performance share plan.  The metric will serve as a modifier to the PSAs, using the S&P SmallCap 600 Index for comparison.  The modification to the PSAs would occur if the Company’s 3-year relative TSR is in the bottom or top quartile of the index, with a respective reduction or increase of the shares earned by 25%.  An overall maximum payment of 200% of target will be applied regardless of any TSR modifier.

These actions are intended to address shareholder concerns and further align the Company’s compensation philosophy and executive compensation practices, enhancing pay for performance, pay at risk, and shareholder alignment.

24 › P. H. GLATFELTER COMPANY

EXECUTIVE COMPENSATION

EXECUTIVE SUMMARY

Our Business

Glatfelter is a global leader in the manufacturing of engineered materials and specialty papers.  Headquartered in York, Pennsylvania, we own and operate manufacturing facilities in Arkansas, Pennsylvania, Ohio, Canada, Germany, the United Kingdom, France, and the Philippines as well as sales and distribution offices in Russia and China.  Our 13 manufacturing facilities have a combined production capacity of approximately 1.0 million tons of specialty papers, composite fibers and airlaid products used in a wide array of applications.  Additional information about our business can be found in our Annual Report posted at http://www.glatfelter.com/about_us/ investor_relations/annual_reports.aspx.

2017 Business Overview

During 2017 we focused on achieving growth in CFBU and AMBU at least commensurate with the market; cost reduction and continuous improvement efforts, including organization workforce efficiency initiatives in both CFBU and SPBU, expanding product margins, and maximizing free cash flows.

Significant attention was directed towards ensuring the investment in our new airlaid facility remained on schedule.  In addition, we completed the first phase of a new global business and manufacturing system for AMBU.

Significant strategic accomplishments during 2017 include:

•

Generating a 14.7% increase in operating profit in our engineered materials businesses through increased shipping volumes, stronger operations, continuous improvement and cost optimization initiatives, and through new product opportunities in dispersible wipes, electrical component materials and wallcoverings.

•

Implementing cost optimization programs in CFBU and SPBU consisting of workforce efficiencies, eliminating underutilized assets and reduced discretionary spending.  Combined, the actions are delivering meaningful results and are expected to increase annual operating profit by approximately $20 million when fully implemented.

•	Completing major capital spending projects in SPBU to achieve environmental and regulatory compliance in the U.S.
•	Substantially completing the $85 million advanced airlaid capacity expansion project which will add 22,000 tons of capacity to serve the growing North American airlaid market.

On a consolidated basis, key financial metrics include:

•

Adjusted earnings totaled $51.5 million in 2017 compared with $60.7 million in 2016.  The lower earnings reflect significant growth of our engineered materials businesses that was more than offset by substantially lower pricing and lower profitability of Specialty Papers;

•	Total revenue declined less than 1% as 5.3% and 4.8% growth in CFBU and AMBU, respectively, nearly offset the significant decline in SPBU;
•	Cash flow from operations was $104.3 million in 2017 compared with $116.1 million in 2016; and
•	A dividend increase for the fifth consecutive year or 44% cumulative over this period.

The following provides a summary of 2017 for each of our business units.

During 2017 our engineered materials businesses, CFBU and AMBU, performed very well, led by higher shipping volumes and strong operating performance as well as cost optimization and continuous improvement initiatives.

COMPOSITE FIBERS

•	Composite Fibers’ operating profit increased 15%;
•	This business unit returned to growth in 2017 with strong recovery and growth across key product lines;
•	Shipping volumes increased by 9.2% compared to 2016;
•	Strong operational improvement;
•	Cost optimization program in CFBU generating approximately $10 million in annual savings; and
•	Record EBITDA margins of 16.7%

ADVANCED AIRLAID MATERIALS

•	Advanced Airlaid operating profit increased 14%;
•	Delivered strong profit and margin growth;
•	Shipping volumes increased 3.1% compared with 2016;
•	Fort Smith initial start-up completed and on track for commercial shipments in early 2018;
•	Successful business system implementation in Gatineau, Canada;
•	Continuous improvement initiatives drove expanded margins; and
•	Record EBITDA margins of 15.5%

2018 PROXY STATEMENT  › 25

EXECUTIVE COMPENSATION

SPECIALTY PAPERS

•	EBITDA declined 31.6% compared to 2016 significantly underperforming expectations;
•	Shipments declined 3.8%;
•	Industry operating rates below 90% led to selling prices falling to an eleven-year low;
•	Lower selling prices adversely impacted earnings by approximately $20.3 million in comparison of results in 2017 versus 2016; and
•

Implemented cost optimization actions including the shutdown of a paper machine (10% reduction in capacity) and a 15% reduction of the unit’s salaried workforce.  The actions are expected to generate $9 million annual benefit.

On February 6, 2018, the Company announced its intention to explore a range of potential strategic alternatives for the Specialty Papers business, including a potential sale of the business unit.

2017 Compensation Overview

The elements of our executive compensation programs for 2017 included base salary, short- and long-term incentives, minimal perquisites, and retirement and other benefits, as summarized in the following table:

Primary Elements of Compensation
Element	Form	Relation to Performance
Base Salary	Fixed Cash	Reflects each executive’s performance, responsibilities, skills and value to the Company
Short-Term Incentive (“STI”)	Annual Cash Bonus (“MIP”)	Variable pay motivates and rewards executives for achieving annual financial results
Long-Term Incentives (“LTI”)	Performance Share Awards (“PSAs”)	Variable pay motivates and rewards executives for achieving cumulative business results derived from the Company’s strategic plan; directly aligns Management’s interests with shareholders’ interests
	Restricted Stock Units (“RSUs”)	Promotes retention of key executives that is aligned with company stock price and supports execution of the Company’s strategic plan
Other Benefits	Pension and 401(k) plan, supplemental retirement plans, health and welfare benefits, severance arrangements and minimal perquisites	Not performance-based; market-competitive offerings to attract and retain high caliber executive talent

26 › P. H. GLATFELTER COMPANY

EXECUTIVE COMPENSATION

2017 NEO Compensation Overview and Highlights

The NEOs received the following compensation, with short- and long-term incentives linked to Company performance:

•	Base salaries:
o

Salaries were frozen for 2017 for all NEOs with no merit increases received.  The exception was for Mr. Hess who received a base salary increase as a result of the promotion for assuming responsibility as SVP & President for SPBU.

•	Short-term incentive (“STI”) awards payable under the Management Incentive Plan (“MIP”):
o

The NEOs’ annual incentives under the MIP were contingent on the achievement of Operating Net Income (“ONI”) and Free Cash Flow (each as defined under Elements of Compensation; Short-Term Incentives: The Management Incentive Plan section), to encourage the executives to focus on earnings and cash flow generation at the corporate level.  The business unit leaders (Messrs. Astley and Rapp) were also incented on the operating profit aligned to the performance of their respective business unit.  Mr. Hess was also incented on the EBITDA results for SPBU.

o	Individual STI target payout opportunities were frozen for 2017, except for Mr. Hess as previously noted.
o

The Compensation Committee, and the Board in the case of the CEO, exercised downward discretion to reduce the corporate component of the NEO’s MIP payments by        -12% to recognize the decline in 2017 target goals compared to 2016 and ensure alignment with overall business results, thereby further aligning incentive pay with 2017 performance.

o	After the -12% adjustment to the corporate component of the MIP:
-

Messrs. Parrini and Jacunski earned 57.2% of their individual payout target amounts based on the achievement of ONI and Free Cash Flow results as compared to the financial targets established by the Compensation Committee at the start of the performance period.

•	Mr. Parrini’s target MIP at 100% was $973,865. The amount prior to the reduction would have been $633,012, therefore the -12% adjustment negatively impacted his payout by $75,961.
-

Mr. Astley earned 72.9% of his individual payout target amount based on his incentive from the achievement of ONI and Free Cash Flow (60% weight) and the AMBUs’ operating profit component (40% weight).

-	Mr. Hess earned 58.4% of his individual payout target amount based on his incentive from the achievement of ONI and Free Cash Flow (60% weight) and the SPBUs’ EBITDA (40% weight).
-	Mr. Rapp earned 70.8% of his individual payout target amount based on his incentive from the achievement of ONI and Free Cash Flow (60% weight) and the CFBUs’ operating profit component (40% weight).
•	Long-term incentives (“LTI”):
o	The Company provided to all NEOs, market-competitive annual equity awards tied to long-term performance measures derived from the Company’s strategic plan.

o	Individual LTI target payout opportunities were frozen for 2017.
o

The long-term incentive program (“LTIP”) is primarily performance-based with 60% of a NEOs equity value derived from PSAs tied directly to the achievement of ROCE and EBITDA, and the remaining value provided in RSUs.  The Company discontinued the use of SOSARs in 2017 to strengthen the performance element of the equity plan and further align the plan design with market given the overall decline in the use of stock option vehicles.

-

PSAs comprise 60% of NEOs’ LTI granted in 2017, have a three-year vesting period and provide an opportunity to receive shares of Company common stock contingent upon the achievement of goals tied to ROCE and cumulative EBITDA and excluding unusual items.

-  RSUs comprise the remaining 40% of the total grant value (at target) to promote retention and provide increased incentives to increase the share value.  RSUs have a three-year vesting period.

-

In addition to his annual grant, Mr. Hess was provided a one-time grant in January 2017 of 26,716 RSUs in connection with his promotional responsibility as SVP & President for SPBU.  Mr. Hess must remain employed for five years to vest in the award as he drives the overall long-term strategy for SPBU.

o	The PSAs granted in 2015, which vested at the end of the three-year period on December 31, 2017, resulted in a 54.7% payout based on cumulative EBITDA and average ROCE performance.
o

For the PSAs granted in 2016 a payout of 93.4% was earned based on cumulative EBITDA and average ROCE performance for the performance period ending December 31, 2017. Service through December 31, 2018 is required for vesting.

Mr. Hess received payment of a one-time cash retention bonus of $112,750 which was established in 2015, during his tenure as Vice President of SPBU Sales and Marketing, for his critical leadership of SPBU through the anticipated challenging business environment.

In addition to total direct compensation (consisting of base salary, STI and LTI) the Company provides retirement benefits to NEOs which are important for long-term retention. Messrs. Parrini, Jacunski, and Hess participate in legacy pension plans which the Compensation Committee considers prior commitments based on their long service.  The legacy pension plans (qualified and non-qualified) have been closed to new entrants since 2007.  Changes in the pension value illustrated in the proxy Summary Compensation Table are legacy pension agreements and determined in substantial part by actuarial factors outside the Compensation Committee’s direct control (see footnote 5 of the summary compensation table for additional details regarding change in pension values).

Additional details regarding the compensation programs are included in the Compensation Programs and Elements of Compensation and Target Pay Mix sections of the CD&A.

2018 PROXY STATEMENT  › 27

EXECUTIVE COMPENSATION

COMPENSATION PROGRAMS

Compensation Program Objectives

The objectives of the Company’s executive compensation programs are to attract, retain, motivate, and reward those executives crucial to the success of the Company and to create long-term shareholder value.  Our programs are organized around three principles:

Overview

The Compensation Committee believes compensation should reflect the Company’s financial performance and be competitive based on a person’s responsibilities, individual performance and ability to exemplify the Company’s Core Values (Integrity, Financial Discipline, Mutual Respect, Customer Focus, and Environmental and Social Responsibility as described in the “Corporate Responsibility” section of this proxy statement.)  The Compensation Committee recommends approval of the Company’s compensation philosophy to the Board of Directors and oversees the compensation programs for the NEOs and other executive officers of the Company.  All compensation decisions impacting the Chief Executive Officer are approved by the Compensation Committee and require the ratification and approval of the Board.

Total compensation for the NEOs and other Company executive officers consists of base salary, short-term and long-term incentives, retirement and other benefits, and minimal perquisites.  The Company’s executive compensation programs generally target total compensation at the size-adjusted 50th percentile of the market and provide flexibility to deviate from the target to support Company growth strategies and evolving talent needs.  A significant portion of each NEO’s compensation is tied to the Company’s financial performance.  The opportunity to earn incentive compensation, and the level of pay at risk, generally increases commensurate with the NEO’s level of responsibility.

The Compensation Committee reviews the incentive plans annually, as discussed in the Risk Oversight section of this proxy statement, to determine whether they present undue risk to the Company.

Determination of Compensation Levels

The Compensation Committee seeks input from certain NEOs, external advisors and other Company executives when determining compensation decisions.  Specifically:

The Compensation Committee retains an independent compensation consultant (“Consultant”) to provide advice, information and analysis on executive compensation and benefits.

The Compensation Committee confers with the Consultant, the CEO, and the CFO to design compensation programs and obtain background on the Company’s key financial objectives, metrics and performance, and design of the Company’s short- and long-term incentive compensation programs.

Compensation decisions pertaining to the CEO are ratified by the independent members of the Board, based on recommendations by the Compensation Committee and guidance from the Consultant.
Compensation decisions pertaining to the NEOs other than the CEO are made by the Compensation Committee with consideration of recommendations from the CEO and guidance from the Consultant.
The Company’s legal counsel and Human Resources staff provide legal, governance and technical input to the Compensation Committee with oversight by the Consultant.

28 › P. H. GLATFELTER COMPANY

EXECUTIVE COMPENSATION

The Compensation Committee may invite NEOs to attend portions of its meetings; however, the Compensation Committee meets in executive session alone and with and without the Consultant to reach final decisions regarding NEO compensation.

To assist with reviewing NEO compensation, the Compensation Committee considers market benchmark data, pay history, tally sheets, vested and unvested equity holdings and required share ownership.  The Compensation Committee uses this information, in addition to market compensation data, individual and Company performance, and the Company’s succession planning when making compensation decisions for each NEO.

In 2017 the Compensation Committee retained the services of Meridian Compensation Partners, LLC (“Meridian”) as the Consultant.  The role of the Consultant is to assist with:

•	providing competitive compensation market data;
•	assessing the competitiveness of the executive compensation programs;
•	making recommendations regarding program design based on prevailing market practices and business conditions; and
•	advising the Compensation Committee on:
[o]	the level of each NEO’s compensation;
[o]	composition of the compensation peer group;
[o]	incentive plan performance metrics and design;
[o]	external trends and regulatory developments;
[o]	revisions or additions to the Company’s executive compensation policies; and
[o]	Say-on-Pay guidance and input.

Compensation Peer Group and Benchmarking Process

To determine market levels, the Company targets the size-adjusted 50th percentile, and the Compensation Committee reviews target total compensation for similarly situated executives from peer group companies (“Compensation Peer Group”) where data is available, as well as from multiple nationally recognized survey sources including:

•	William H. Mercer’s Executive Compensation Database;
•	Willis Towers Watson’s Executive Compensation Database; and
•	Korn Ferry Hay Group’s Executive Compensation Database

A market analysis is performed annually for the CEO and CFO and biennially for the remaining NEOs, unless market conditions warrant a market study for additional executive roles for the year.  For 2017 compensation decisions, the market review included the total compensation of the CEO and CFO.

The Compensation Committee annually reviews the Company’s Compensation Peer Group to establish a relevant and appropriate peer group size.  For 2017 Wausau Paper was removed due to their acquisition by SCA.  The annual revenues of the companies in the 2017 peer group range from $545 million to $5.9 billion with median revenue of $3.6 billion (versus the Company’s 2017 annual revenue of $1.59 billion).

Although the median annual revenue of the Company’s Compensation Peer Group is greater than the Company’s 2017 annual revenue, the Company targets the size-adjusted revenue at the 50th percentile through regression analysis to determine appropriate market levels in setting competitive pay.  Benchmarking pay to regressed peer compensation levels is a widely-accepted methodology.

The Compensation Committee believes the current peer group is appropriate as it consists of companies within a reasonable revenue range compared to Glatfelter in the paper, packaging and forest products industries.  In selecting peer companies, the Compensation Committee believes that consistency in the Company’s Compensation Peer Group is appropriate to ensure that it continues to reflect companies within its industry for which the Company competes for talent.

The following is a list of companies included in the Compensation Peer Group for 2017:

2017 Compensation Peer Group*
AEP Industries, Inc.	Neenah Inc.
Aptar Group, Inc.	Packaging Corp. of America
Avery Dennison Corp.	Potlatch Corp.
Bemis Company Inc.	Rayonier, Inc.
Clearwater Paper Corp.	Resolute Forest Products, Inc.
Domtar Corp.	Schweitzer-Mauduit International, Inc.
Graphic Packaging Holding Co.	Silgan Holdings, Inc.
Greif, Inc.	Sonoco Products Co.
KapStone Paper & Packaging Corp.
*	The peer group for 2018 compensation decisions is expected to remain unchanged except for the removal of AEP due to its acquisition by Berry Global Inc.

2018 PROXY STATEMENT  › 29

EXECUTIVE COMPENSATION

TARGET PAY MIX

Annually the Compensation Committee reviews the mix of base salary, STI and LTI (total target direct compensation) for each NEO to ensure an appropriate level of the executives’ recurring target compensation is tied to Company performance.  The Compensation Committee believes this approach is appropriate to provide year-over-year consistency in analyzing the pay mix when compared to the peer group.

The mix of compensation varies for each NEO with an average of 65% of target pay considered at risk.  This average does not include pension or other benefits.  Mr. Parrini has the greatest level of STI and LTI, with 72% of his total target direct compensation considered at risk.  The Compensation Committee believes this level is appropriate for Mr. Parrini given his responsibility as CEO to deliver and sustain shareholder value.

CEO Compensation Mix	All Other NEO Average Compensation Mix

Base Salary

The Compensation Committee believes base salary, which contributes to the Company’s compensation objectives of attracting and retaining talented executives, is an important element of compensation.  The base salaries of the NEOs are approved annually by the Compensation Committee and, in the case of the CEO, the independent members of the Board.  The Compensation Committee considers several factors, without any assigned relative weightings, when determining base salary increases for NEOs:

•	salary recommendations from the CEO for the NEOs other than himself;
•	Company and individual NEO performance;
•	the accountability and complexity of the NEO’s role in attaining Company objectives;
•	the external competitiveness of the NEO’s compensation;
•	company executive succession planning; and
•	internal equity and retention considerations.

There were no increases in NEO base salaries for 2017, with the exception of Mr. Hess, as previously noted.  The Compensation Committee did not increase base salaries due to the expected market headwinds and to support alignment with expected business conditions.

NEO Base Salaries (Annualized)
NEO	Prior Base Salary (effective February 1, 2016)	New Base Salary (effective February 1, 2017)	% change
Parrini	$973,865	$973,865	0%
Jacunski	$529,024	$529,024	0%
Astley	$368,051	$368,051	0%
Hess(1)	$287,513	$375,000	30%
Rapp(2)	€346,495	€346,495	0%
(1)	Mr. Hess assumed the role of SVP & Business Unit President, SPBU effective January 6, 2017.
(2)	Mr. Rapp’s salary is paid in Euros; average 2017 exchange rate was 1.1290$/Euro.

30 › P. H. GLATFELTER COMPANY

EXECUTIVE COMPENSATION

Short-Term Incentives: The Management Incentive Plan

The Company provides an annual STI bonus opportunity to the NEOs under the Company’s MIP.  The Compensation Committee approves a target bonus for each NEO expressed as a percentage of the NEO’s base salary.  The Compensation Committee establishes target bonuses for the NEOs at the 50th percentile of the market.  There were no changes to NEO target bonuses for 2017 with the exception of Mr. Hess, whose target was increased based on his promotion to SVP and Business Unit President.

2017 NEO target bonus opportunities were as follows:

NEO MIP Target Bonus
NEO	2017 Target Bonus (as a percentage of 2017Base Salary)
Parrini	100%
Jacunski	65%
Astley	55%
Hess	55%
Rapp	55%

In February each year, the Compensation Committee, in consultation with the Audit Committee, determines the degree to which the pre-established MIP performance metrics have been met.  The Compensation Committee then decides whether to award bonuses to the NEOs, and at what level.  The amount ultimately earned by the NEOs and other eligible executives depends on the achievement of performance metrics.  The Compensation Committee may in its discretion adjust downward any bonus earned by any NEO or other executive.  Any downward adjustment to the CEO’s bonus requires ratification and approval by the independent members of the Board.

For 2017 the Compensation Committee adopted a MIP design generally consistent with the design used in 2016 where 80% achievement of target performance pays 50% of the target award and 140% achievement pays 200% of target (except that SPBU EBITDA has a threshold at 75% performance paying 20%), incorporating the following two metrics for all NEOs:

•

ONI – defined as net income determined in accordance with accounting principles generally accepted in the United States (“US GAAP”), adjusted to exclude after-tax pension expense, the cost of strategic initiatives, impact of the Tax Cuts and Jobs Act (2017 US tax reform), and certain other items as specified by the Compensation Committee.

•

Free Cash Flow – defined as cash flows from operations determined in accordance with US GAAP less capital expenditures (adjusted to exclude spending related to strategic initiatives), and certain other adjustments as specified by the Compensation Committee.

The short-term incentives for the Company’s Business Unit leaders (Messrs. Astley, Hess and Rapp) were measured on operating profit or EBITDA for their respective business unit in addition to the Company’s ONI and Free Cash Flow.  Operating profit is determined in accordance with US GAAP and excludes pension expense and certain non-recurring items as determined by the Compensation Committee.  As noted above the SPBU EBITDA threshold payout was established at 20% for 75% achievement due to the challenging market factors in 2017.  The maximum opportunity is consistent with the rest of the MIP metrics with 140% achievement paying 200%.  Performance below the threshold levels will not earn a payout, as determined by each metric and associated weighting.

These metrics are intended to focus NEOs and other key executives on generating earnings and effectively managing cash flow.  The Compensation Committee supported continuing to use these metrics in 2017 to reinforce the Company’s operational and strategic objectives.

In 2017 the performance metrics were weighted as follows for the NEOs:

Corporate Positions	Business Unit Positions

2018 PROXY STATEMENT  › 31

EXECUTIVE COMPENSATION

The targeted performance levels of ONI, Free Cash Flow, and business unit operating profit or EBITDA were derived from the Company’s 2017 budgeted levels that were approved by the Board.  The development of the budget takes into account a variety of factors and assumptions including the Company’s strategic planning process and an assessment of the expected business environment.  The Compensation Committee incorporates a requirement that the Company achieve minimum performance for each metric separately before any bonus may be earned (“Threshold”) on the respective portions of the overall award.

In setting performance goals for 2017 the Compensation Committee considered, among other factors, expectations of projected growth in many markets with a focus on markets across engineered products.  The Compensation Committee considered expected major capital projects to be completed by the end of 2017, with ongoing long-term investments in AMBU.  The Compensation Committee considered the impact of key organizational changes, such as the promotion of Mr. Hess to lead SPBU.  In addition, the Compensation Committee considered the increasingly challenging business environment due to secular declines in demand, increasing competition, and excess capacity in many key markets.  Furthermore, the Compensation Committee set the MIP goals in consideration of the risk that adverse global economic conditions could impact our target markets resulting in decreased demand for our products.

Fiscal Year 2017 Annual Bonus - Use of Downward Discretion

Throughout 2017 the Compensation Committee considered the potential to exercise its judgment and use downward discretion to modify short-term incentive payments if appropriate based on Company results.  The year concluded with growth in AMBU and in CFBU but lower than expected results in SPBU, with earnings below Management’s expectations due to severe pricing pressures and difficult operational conditions.

The Compensation Committee and the Board determined that it was appropriate to exercise downward discretion to reduce the corporate component of final MIP awards for NEOs from 65% to 57.2%, or -12%, to reflect the Company’s lower year-over-year performance when compared to 2016 and to align executive pay with annual business results, thus reinforcing the Company’s commitment to pay for performance.  The approach applies a commensurate reduction to the payout based on the reduction in 2017 target performance compared to 2016 actual results as illustrated below:

MIP Metric	2016 Actual (in millions)	2017 Target (in millions)	Variance (in millions)
ONI	$65.3	$58.3	-$7 or -11%
Cash Flow	$70.3	$59.5	-$10.8 or -15%
Weighted Average Adjustment:			-12%

The following table outlines the approved threshold, target and maximum payment opportunities and financial goals for the NEOs under the 2017 MIP, as well as the weighted payout results based on the performance metric weights and downward adjustments of 12% on the corporate components made by the Compensation Committee and the Board.

NEO MIP Performance Metrics and Payout Levels
	Plan Goals				2017 Results
	Below Threshold (0% Payout)	Threshold (50% Payout) (3)	Target (100% Payout)	Maximum (200% Payout)	Actual	Achievement Factor	Weighted MIP Payout %	Adjusted Payout %
Achievement against Financial Goals	< 80%	80%	100%	140%	--	--	--	--
Performance metric (millions)
Operating Net Income(1)	< $ 46.6	$46.6	$58.3	$81.6	$50.4	66.0%	65.0%	57.2%
Free Cash Flow(1)	< $ 47.6	$47.6	$59.5	$83.3	$50.3	61.3%
Advanced Airlaid Materials Business Unit Operating Profit(2)	< $ 23.7	$23.7	$29.6	$41.4	$29.2	96.5%	77.6%	72.9%
Specialty Papers Business Unit EBITDA(2)	< $ 41.3	$41.3	$55.0	$77.0	$46.3	60.2%	63.1%	58.4%
Composite Fibers Business Unit Operating Profit(2)	< $ 49.2	$49.2	$61.5	$86.1	$59.3	91.2%	75.5%	70.8%
(1)	Corporate NEO metric weighting: 80% ONI and 20% Free Cash Flow
(2)	Business unit NEO metric weighting: 48% ONI, 12% Free Cash Flow, 40% Business Unit Operating Profit or EBITDA
(3)	SPBU threshold is at 20% for 75% achievement due to the challenging market factors in 2017.

32 › P. H. GLATFELTER COMPANY

EXECUTIVE COMPENSATION

The resulting MIP payments for our NEOs based on the financial results above and downward adjustments made by the Compensation Committee (and the Board in the case of the CEO) were as follows:

NEO MIP Payments
NEO	2017 Target Bonus (as a percentage of 2017 Base Salary)	Eligible Salary	2017 MIP Target Bonus	2017 MIP Payout Percent - without reduction	2017 MIP Payout - without reduction	Reduced 2017 MIP Payout Percent	Reduced 2017 MIP Payment
Parrini	100%	$973,865	$973,865	65.0%	$633,012	57.2%	$557,051
Jacunski	65%	$530,842	$345,047	65.0%	$224,281	57.2%	$197,367
Astley	55%	$368,051	$202,428	77.6%	$157,084	72.9%	$147,570
Hess	55%	$375,000	$206,250	63.1%	$130,103	58.4%	$120,450
Rapp[1]	55%	€346,495	€190,572	75.5%	€143,882	70.8%	€134,925
(1)	Mr. Rapp’s salary is paid in Euros; performance period year-end exchange rate for comparison purposes only to USD: 1.1993 $/Euro.

Long-Term Incentives: The Long-Term Incentive Plan

The Compensation Committee believes long-term compensation provides strong incentives for executives to deliver and sustain long-term financial performance to its shareholders.  Annually the Compensation Committee determines the target opportunity of long-term compensation to be granted to executives by targeting the size-adjusted 50th percentile of the market, but reserves flexibility to deviate from the target.

The Company’s 2017 LTIP design consists of performance-based PSAs, which vest over three years with a two-year performance period, and time-based RSUs, which vest over three years based on continued service.  PSAs comprise the majority of the total annual target value at 60% of the award value (versus 50% in 2016) and the remaining 40% as RSUs. The Compensation Committee increased the weight of PSAs from 50% to 60% in 2017 to enhance the performance element of the equity plan design, with PSAs tied directly to the achievement of ROCE and EBITDA results, and the remaining value tied to RSUs.  The Company discontinued the use of SOSARs to further align the plan design to market and the overall decline in the use of stock option vehicles.

The 2017 LTIP design is summarized below:

2017 LTIP
Equity Vehicle (Weight)	Compensation Opportunity	Financial Performance Metrics	Objective
PSAs (60%)

-   Ability to earn shares of Company common stock upon the attainment of pre-established two-year performance goals (January 1, 2017 through December 31, 2018); one additional year of service required for a total of three years for vesting.

-   Threshold performance level: 20% of a NEOs target opportunity for 60% achievement.

-   Maximum performance level: 200% of a NEOs target opportunity for 140% achievement.

		- Weighted 60% on average ROCE – two-year average - Weighted 40% on cumulative adjusted EBITDA (excluding unusual items) over two years.	- Align executives’ and shareholders’ interests to drive stock price appreciation. - Drive long-term earnings growth and effective utilization of capital.
RSUs (40%)	- Ability to earn shares of Company common stock based on continued employment over a three-year period.	- Value increases as the Company stock price increases.	- Promote retention of key executives to support execution of the Company’s strategic plan.

2018 PROXY STATEMENT  › 33

EXECUTIVE COMPENSATION

EBITDA is a commonly used measure of the cash earnings generated.  ROCE measures how effectively capital is being employed and the return from capital management decisions.  ROCE, in general terms, is calculated as adjusted earnings divided by an adjusted capital base.  These metrics are appropriate due to the focus on efficient use of resources and longer-term profitability across the business units.

PSAs have a two-year performance period and a three year vesting period, so that a NEO must continue in employment for one year after the end of the performance period to receive payment of the award.  Note, in 2018 the Company has added a three-year cumulative total shareholder return financial goal as part of the PSA design as noted under 2018 LTI Design on the next page.  The Compensation Committee believes that a two-year performance period is appropriate for PSAs at this time, in order to give more accurate visibility to goal setting.  In determining to establish a two-year performance measurement period for PSAs granted in 2017 the Compensation Committee considered (1) the need to provide line-of-sight to incent executives to achieve capital productivity and earnings goals over the longer-term and (2) the inability to forecast performance goals beyond the two-year period due to cyclical downturn in our business and adverse global economic conditions.  The Compensation Committee decided to set two-

year performance goals, with one additional year of time-based vesting (assuming achievement of the performance goals), in order to promote sustained performance focus, encourage long-term retention and align with a three-year vesting period.

Given their relationship to our annual operating plan and business strategy, the pre-established ROCE and EBITDA goals and their specific target levels for the 2017-2018 performance period are confidential and commercially-sensitive information that we do not publicly disclose until after the performance period is completed.  We believe that such information would provide our competitors, customers and other third parties with significant insights regarding our confidential business strategies and could cause us substantial competitive harm.  The Compensation Committee set 2017-2018 ROCE and EBITDA targets for the PSAs at a level that it believed would be challenging but possible for the Company to achieve.

The RSUs cliff-vest at the end of a three-year period, based on continued service.  The Compensation Committee determined that three-year vesting is appropriate for RSUs because it aligns with the Company’s strategic planning cycle and supports retention.

The PSAs and RSUs granted to the NEOs during 2017 were based on NEOs’ overall responsibilities and individual performance, and information provided by the Consultant based on a market benchmarks for each position.  The following table provides a summary of the RSU and PSA (at target) awards granted in 2017:

2017 LTI Grants(1)
			Performance Shares
NEO	Time-Vested RSUs	Minimum Shares (0% payout below threshold)	Performance Share Target (100% payout)	Maximum Shares (200% payout at Maximum)
Parrini	27,190	0	40,786	81,572
Jacunski	9,991	0	14,987	29,974
Astley	6,082	0	9,123	18,246
Hess(2)	31,929	0	7,819	15,638
Rapp	4,648	0	6,972	13,944
(1)	Additional details regarding the NEOs’ 2017 LTI grants can be found in the Grants of Plan-Based Awards table.
(2)	As part of his promotion Mr. Hess received 26,716 RSUs, which vest over five years, in addition to his annual grant of 5,213 RSUs.

Mr. Hess’s Retention Grant

In addition to his annual grant, Mr. Hess received a one-time retention grant of 26,716 RSUs in connection with his promotion as SPBU President.  The Board believes Mr. Hess is essential to executing the Company’s strategic plan and addressing challenges with the SPBU business.  Mr. Hess must remain employed for five years to vest in the award.  If Mr. Hess is involuntarily terminated prior to five years, for reasons other than performance, he will vest in the grant.

Vesting of Performance Share Grants

The chart below illustrates the overlapping performance cycles for PSA grants:

PSA Grant Cycle	Performance Period Duration
Grant Year	2015	2016	2017	2018	2019
2015
2016				Additional year vesting tail
2017					Additional year vesting tail

34 › P. H. GLATFELTER COMPANY

EXECUTIVE COMPENSATION

PSAs that were granted in 2015 vested on December 31, 2017 following the conclusion of a three-year performance period.  The following table illustrates the pre-determined performance goals, as well as the final results and payout level based on actual performance delivered during the performance period:

2015 Performance Share Performance Goals
	Cumulative Adjusted EBITDA (millions) Weighted 40%	ROCE –(three year average) Weighted 60%
Maximum	$889.0	11.2%
Target	635.0	8.0
Threshold	381.0	4.8
Actual	480.1	7.1
Percent Achievement	35.6%	67.5%
Payout Percent	54.7%

The resulting payouts from the 2015-2017 PSA cycle reflecting performance against the goals are shown below.

NEO Performance Share Earned from 2015 Grant
NEO	Target Performance Shares	Payout (as a % of Target)	Actual Shares Awarded (1)
Parrini	25,242	54.7%	13,807
Jacunski	9,569	54.7%	5,234
Astley	5,540	54.7%	3,030
Hess	3,146	54.7%	1,720
Rapp	4,570	54.7%	2,499
(1)	Actual shares earned include dividends accrued during the performance period.

For more information regarding the 2015 PSAs, see page 35 of our proxy statement filed on March 31, 2016.

PSAs that were granted in 2016 were based on performance through December 31, 2017.  The following table illustrates the performance goals for the two-year performance period (2016-2017), the final results and payout levels based on actual performance delivered during the performance period.  Payouts are subject to time-based vesting through December 31, 2018.

2016 Performance Share Performance Goals
	Cumulative Adjusted EBITDA (millions) Weighted 40%	ROCE – (three year average) Weighted 60%
Maximum	$467.1	9.7%
Target	333.6	6.9
Threshold	200.2	4.1
Actual	319.0	6.9
Percent Achievement	86.8%	97.8%
Payout Percent	93.4%

For more information regarding the 2016 PSAs, see page 53 of our proxy statement filed on March 30, 2017.

2018 LTI Design

The Compensation Committee determined that changes to the general design of the LTI awards would be made for 2018 to incorporate a relative Total Shareholder Return (“TSR”) modifier, to align compensation with performance using an established and appropriate index.  PSAs will remain tied to the Company’s EBITDA and ROCE performance, with the addition of a three-year relative TSR modifier to be measured against the S&P SmallCap 600 index.  The modifier will apply positive or negative 25% adjustments if the Company’s TSR is in the first or fourth quartile, respectively.  An overall maximum payment of 200% will be applied regardless of any TSR modifier.

PERQUISITES

Perquisites at Glatfelter are very limited.  The Compensation Committee believes perquisites should be a minimal part of executive compensation.  Perquisites include a club membership for Mr. Parrini, and, a car allowance for Mr. Rapp as is customary for executives in Europe.  All NEOs are eligible to receive a Company-paid executive physical and executive long-term disability coverage.  More information on the perquisite costs can be found in the Summary Compensation Table.

2018 PROXY STATEMENT  › 35

EXECUTIVE COMPENSATION

POST-EMPLOYMENT COMPENSATION

The Compensation Committee believes offering post-employment compensation allows the Company to attract, retain, and motivate qualified employees and executives in the current competitive marketplace.

The Company provides qualified and non-qualified pension plans for U.S.-based employees and other arrangements for those outside of the U.S.  Regarding the qualified pension plan, eligible employees who were hired prior to 2007 participate in a traditional pension formula and those hired beginning in 2007 and later participate in a cash balance pension formula.

Non-qualified pension plans consist of a Supplemental Executive Retirement Plan (“SERP”) and a Supplemental Management

Pension Plan (“SMPP”).  The SERP is tied to the qualified pension plan and provides post-employment benefits for eligible NEOs.  The SMPP provides an Early Retirement Supplement for certain NEOs.  Details regarding pension benefits and potential payments to the NEOs under these plans are discussed in the Pension Benefits section.

All plans except the qualified cash balance and SERP Restoration for cash balance are closed to new entrants.

The NEOs participate in the following pension plans:

	Qualified Pension Plan		Non-Qualified Pension Plans			Non-U.S. Plans
	Traditional	Cash Balance	SERP Restoration	SERP FAC(1)	SMPP	Other Arrangement
Parrini	✓		✓	✓
Jacunski	✓		✓		✓
Astley		✓	✓
Hess	✓		✓		✓
Rapp(2)						✓
(1)	The SERP Final Average Compensation (“FAC”) pension applies only to Mr. Parrini and is offset by his SERP Restoration Pension and qualified plan pension.
(2)	Mr. Rapp is a German citizen and does not participate in the U.S. plans. He has a separate individual retirement pension contract with the Company.

36 › P. H. GLATFELTER COMPANY

EXECUTIVE COMPENSATION

ADDITIONAL COMPENSATION POLICIES AND PRACTICES

Executive Severance Guidelines

The Company has executive severance guidelines to serve as the basis for determining the severance benefits available to the CEO, EVP, SVPs and other VPs in the case of certain terminations of employment from the Company (other than for cause, resignation, death, disability or retirement).  The severance guidelines do not apply in circumstances in which the change in control agreements apply.  The Compensation Committee retains the authority to modify or terminate severance arrangements, in its discretion, as circumstances may warrant. Additional details on severance guidelines and potential payments in the event of a termination of employment are discussed in the “Potential Payments upon Termination or Change in Control” section.

Change in Control Arrangements and Double Trigger Equity Grant Vesting

The Company has entered into Change in Control (“CIC") Agreements with each of the NEOs and certain other executives. The Compensation Committee believes these arrangements will serve as an incentive for executives to act in the interest of shareholders in the event of a CIC without regard to personal risks to their continued employment resulting from a CIC. Generally, these agreements provide for severance and other benefits to be paid to executives upon a qualifying CIC.  Since 2011, new CIC Agreements do not provide a tax gross-up provision for excise taxes imposed under the Code.  Therefore, Messrs. Astley and Hess do not have any tax gross-up provisions.  The legacy CIC agreements of Messrs. Parrini, Jacunski and Rapp, which were entered into before 2011, contain tax gross up provisions.

The Company’s equity grant agreements include “double trigger” provisions that accelerate vesting in the event of a CIC if the executive is terminated without cause or resigns with good reason (as defined in the applicable agreement).  The Compensation Committee believes that the double trigger provision will ensure continuity of Management during mergers and acquisitions and assist with retaining key executives, ultimately benefitting shareholders.  Additional details on the CIC agreements and potential payments in the event of a CIC are discussed in the “Potential Payments upon Termination or Change in Control” section.

Executive Share Ownership Guidelines

The Compensation Committee believes it is important to require the Company’s senior executives, including NEOs, to meet minimum stock ownership guidelines.

The executive share ownership guidelines align the interests of the shareholders with the Company’s long- term growth strategy. The Compensation Committee determines the guidelines using a multiple of each senior executive’s base salary.  Depending on the executive’s position, the executive share ownership guidelines require the executive to own Company stock that ranges in value from two to five times the senior executive’s base salary as follows:

2017 Share Ownership Guidelines
Position	Ownership Guideline (Relative to Base Salary)
CEO	5X
CFO	3X
Other Executives	2X

The value of required ownership is adjusted annually for salary increases and the number of shares needed to be owned will be affected by changes in stock price.  Directly owned shares, beneficially owned shares held indirectly (e.g. by family members, trusts, etc.) and shares held in the 401(k) plan are eligible for satisfying ownership guidelines.  The share ownership guidelines also include unvested restricted stock and RSUs, and earned but unvested PSAs, consistent with market practices.

Holding Requirement

Until the executive share ownership guideline level is attained, executives must retain 50% of net after-tax profit shares realized at exercise of SOSARs and payment of PSAs and RSUs.  The Compensation Committee reviews executives’ progress toward satisfying the requirements annually.

Clawback Policy

The Compensation Committee has discretion to recover or “claw back” incentive compensation when the basis for recouping performance-based compensation is triggered by a material financial restatement.  The Compensation Committee may recoup performance-based compensation, including cash and equity incentive awards, that is paid within three years prior to a restatement and in excess of the amount the NEO or executive officer would have otherwise received without the material noncompliance.  Recoupment is applicable to an executive who is directly accountable for the cause of the restatement and could apply to any officer in an upward reporting hierarchy to the responsible individual.  In addition, a recoupment could be made for compensation paid in a fiscal year in which an officer engages in intentional misconduct in performing his or her duties.

Hedging and Pledging Policies

All executives and directors, including the NEOs, are subject to an insider trading policy under which hedging transactions, including put or call options, short selling or similar hedging activities involving Company stock, and pledging of Company stock are prohibited.

Tax Deductibility under Section 162(m)

Certain awards made under the LTIP and the MIP are intended to qualify for an exemption from the federal income tax $1 million deduction limitation imposed under Section 162(m) of the Code. The Compensation Committee has established procedures to maintain tax deductibility; however, the Compensation Committee has not established a policy requiring that all executive compensation be exempt from the limitations provided in Section 162(m).  The Compensation Committee structured the 2017 MIP bonus payments and PSAs in a manner that is intended to qualify as an exemption from the Section 162(m) deduction limitation as performance-based compensation.  The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible for our 2018 tax year, except for compensation paid under grandfathered contracts under the new tax law.

2018 PROXY STATEMENT  › 37

EXECUTIVE COMPENSATION

ROLE OF THE COMPENSATION COMMITTEE AND CONSULTANT INDEPENDENCE

The Compensation Committee is responsible for approving NEO compensation, and, in the case of the CEO, submits his pay for ratification and approval by the independent members of the Board.  The Chair of the Compensation Committee is responsible for leading the Compensation Committee.  The Compensation Committee may form subcommittees and delegate authority.  The meetings of the Compensation Committee are regularly attended by the Consultant.  The CEO, CFO, Vice President of Human Resources and Vice President, General Counsel and Secretary also generally attend the Compensation Committee meetings.  All members of Management present at the meeting, including the CEO, are excused from the meeting prior to any discussion of their compensation. The Compensation Committee holds a final executive session with only Compensation Committee members present before approving any compensation.

The Compensation Committee has the authority to engage compensation consultants, legal counsel or other advisors as needed.  The Compensation Committee provides oversight and approves related fees and retention terms of the consultants, counsel or advisors, and may select a compensation consultant, legal counsel or other advisor after assessing that person’s independence from Management or members of the Compensation Committee.

During 2017 the Compensation Committee retained Meridian Compensation Partners LLC an executive compensation consulting firm (the “Consultant”), to provide advice and assistance to the Compensation Committee and to Management in the area of executive and non-employee directors’ compensation for the Company.  The Consultant reports directly to the Compensation Committee and has been authorized by the Compensation Committee to work with certain executive officers of the Company and other employees in the Company’s human resources, legal and finance departments.

The Compensation Committee has established several practices to ensure the Consultant’s independence, candor and objectivity.  The Consultant is engaged by and reports directly to the Compensation Committee, frequently meets separately with the Compensation Committee with no members of Management present and consults with the Compensation Committee’s Chair between meetings as needed.  Management periodically reports to the Compensation Committee the fees paid for services performed by the Consultant, and the Compensation Committee approves the annual work plan and budget for the Consultant.  In 2017 the Compensation Committee assessed the independence of the Consultant and other outside advisors as required under the NYSE listing rules, and considered and assessed all relevant factors, including those required by the SEC that could give rise to potential conflict of interests with respect to the Consultant.  Based on this review, the Compensation Committee did not identify any conflict of interest raised by the work conducted by the Consultant for 2017.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Company’s Compensation Discussion and Analysis with Management.  Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for the year ended December 31, 2017.

The information disclosed in this Report shall not be considered as “soliciting material,” or to be “filed” with the SEC.  This information is not subject to Regulation 14A, 14C or the liabilities of Section 18 of the Exchange Act.

The foregoing Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the Report by reference therein.

Lee C. Stewart (Chair)

Kathleen A. Dahlberg

Nicholas DeBenedictis

J. Robert Hall

38 › P. H. GLATFELTER COMPANY

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain compensation information of the Chief Executive Officer of the Company, the Chief Financial Officer of the Company and the Company’s three most highly compensated executive officers in 2017 other than the Chief Executive Officer and the Chief Financial Officer.

Name and Principal Position in 2017	Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compen-sation(4)	Change in Pension Value and Non-Qualified Deferred Comp Earnings(5)	All Other Compen- sation(6)	Total
Dante C. Parrini	2017	$973,865	$—	$1,564,808	$—	$557,051	$1,824,000	$18,955	$4,938,679
Chairman &	2016	971,501	—	782,400	782,410	1,288,423	1,612,000	19,522	5,456,256
Chief Executive Officer	2015	943,208	—	588,310	901,988	724,253	567,000	15,842	3,740,601
John P. Jacunski	2017	$530,842	$—	$574,994	$—	$197,367	$432,000	11,985	$1,747,188
Executive Vice President	2016	609,775	—	787,494	287,505	545,582	208,000	11,050	2,449,406
& Chief Financial Officer	2015	488,009	—	223,013	341,916	224,817	26,000	8,848	1,312,603
Christopher W. Astley	2017	$368,051	$—	$350,019	$—	$147,570	$26,000	8,596	$900,236
Senior Vice President &	2016	367,158	—	174,997	175,003	254,857	25,000	8,177	1,005,192
Business Unit President, AMBU	2015	355,919	—	129,114	197,948	82,186	15,000	5,237	785,404
Timothy R. Hess (7)	2017	$375,000	$112,750	$949,997	$—	$120,450	$309,000	9,522	$1,876,719
Senior Vice President &	2016
Business Unit President, SPBU	2015
Martin Rapp (8)	2017	$391,193	$—	$267,492	$—	$161,816	$441,000	15,022	$1,276,523
Senior Vice President &	2016	383,431	—	137,504	137,501	226,796	249,000	14,724	1,148,956
Business Unit President, CFBU	2015	372,463	—	106,519	163,309	137,341	—	13,571	793,203
(1)

NEO salaries were frozen for 2017 except for Mr. Hess who received an increase due to his promotion.  The year-over-year salary increases between 2016 and 2017 reflected in the summary compensation table are simply a result of timing where the NEOs 2016 salary increases were effective February 1, 2016 for 11 of 12 months in 2016, and remained in effect for the full year in 2017.

(2)

The amounts reflect the grant date fair value of RSUs and/or PSAs granted in 2017, 2016 and 2015.  The method used to calculate these amounts is set forth in note 9 to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.  If the PSAs were paid at the maximum level (200% of target), the following amounts would become payable: Mr. Parrini - $1,877,787; Mr. Jacunski - $690,001; Mr. Hess -$359,987; Mr. Astley -$420,023; and Mr. Rapp - $320,991.

(3)

The amounts reflect the grant date fair value of SOSARs granted in 2015 and 2016.  The method used to calculate these amounts is indicated in note [10] to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

	2016	2015
Dividend yield	2.85%	1.94%
Risk-free rate of return	1.34	1.64
Volatility	31.97	36.38
Term	6 years	6 years

(4)

The 2017, 2016 and 2015 amounts reflect cash payments under the Company’s MIP.  See discussion of the MIP in the “Compensation Discussion and Analysis section”.  In 2017 the Compensation Committee, and the Board in the case of the CEO, exercised downward discretion to reduce the corporate component of MIP payments by 12% to reinforce the Company’s commitment to reflect the Company’s lower year-over-year performance when compared to 2016 and to align executive pay with our 2017 business results.

(5)

For each of the NEOs, the estimated amounts reflect the actuarial increase in the present value of benefits under all pension plans established by the Company, based on interest rate and mortality assumptions that are consistent with those used in the Company’s financial statements.  The assumptions relating to the same are disclosed in the 2017 Pension Benefits table.  These amounts may reflect benefits which the NEOs are not currently entitled to receive, to the extent that such amounts are not vested.  The amounts shown only include the change in pension value.  There are no deferred compensation plans.  The Company did not make any changes to the SERP plan or plan benefits during 2017.

For Mr. Parrini, the 113% increase in the actuarial present value of his pension value is attributable to three factors.  First, lower discount rate assumptions were used to estimate the value of the benefit.  A lower discount rate produces a greater pension value.  Approximately 50% of the increase in Mr. Parrini’s reported change in pension value is attributable to the decrease in the discount rate based on rates as of December 31, 2017 as noted in financial disclosures under US GAAP reporting for retirement plans.  Second, as Mr. Parrini worked for a full year in 2017, his pension benefits increased because he earned an additional year of benefit service.   Approximately 39% of the increase in the pension value is attributable to his additional year of service.  Third, approximately 11% of Mr. Parrini’s reported increase in the pension value is attributable to increases in his pay, as measured by his average compensation over the five years immediately preceding his assumed retirement. Mr. Parrini did not receive a base pay increase in 2017; his earnings in 2017 are slightly higher than 2016 since his 2016 pay increase was not effective until February 1, 2016 as noted in note #1 above.  As described in “Pension Benefits”, a significant portion of Mr. Parrini’s SERP benefit is unvested.

2018 PROXY STATEMENT  › 39

EXECUTIVE COMPENSATION

(6)	Other compensation includes the following:

	401(k) Match	Perquisites (i, ii)	Life Insurance Premium (iii)	Other Compensation (iv)	Total
2017
Parrini	$4,050	$8,814	$1,496	$4,595	$18,955
Jacunski	4,050	-	814	7,121	11,985
Astley	4,050	-	567	3,979	8,596
Hess	4,050	-	576	4,896	9,522
Rapp	-	14,600	422	-	15,022
i	The amount included in the “Perquisites” column for Mr. Parrini represents dues for a club paid by the Company.
ii.	The amount in the “Perquisites” column for Mr. Rapp represents a car allowance paid for by the Company.
iii.

The amounts included in the “Life Insurance Premium” column represent the annual premium paid by the Company.  For Mr. Rapp the amount is paid in Euros (€).  Amounts presented here have been converted to United States dollars ($) using the average exchange rate for 2017, or 1.129 $/€.

iv.	The amounts included in the “Other Compensation” column consist of premiums for executive long-term disability coverage and the cost of annual executive physicals paid by the Company.
(7)

Mr. Hess was not a NEO prior to 2017.  As part of his promotion to SPBU President and to drive the long-term strategy of SPBU, Mr. Hess received a one-time retention grant of 26,716 RSUs in addition to an annual grant of 5,213 PSAs and 7,819 RSUs in 2017.  The retention RSUs require five-year cliff vesting.  Mr. Hess received a one-time cash retention payment under a plan established in 2015, during his tenure as Vice President of SPBU Sales & Marketing, for his critical leadership of SPBU through the anticipated challenging business environment.

(8)

Mr. Rapp’s cash compensation is paid in Euros (€).  Amounts presented here have been converted to United States dollars ($) using the average exchange rate for 2017, or 1.129 $/€ (performance period year-end rate of 1.1993 $/€ was used for non-equity incentive calculation conversion). Mr. Rapp’s cash compensation (not including automobile expense reimbursement) was 346,495 € in both 2017 and 2016 and 336,403 € in 2015.

CEO Pay Ratio

We are providing information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Parrini, our CEO, as required by Item 402(u) of Regulation S-K.

For 2017 our ratio was estimated as follows:

Name	Annual Total Compensation (in 000x) [1]
CEO	$4,956.0
Median Employee	$95.8
CEO Pay Ratio	52:1

(1)	Annual total compensation includes compensation calculated for purposes of the summary compensation table as well as medical premiums for the CEO and the median employee.

To identify the median employee, the methodology and the material assumptions, adjustments and estimates we used were as follows:

•	We used October 1, 2017 as the date to determine the median employee.
•	All employees throughout our global operations were taken into account.
•

Given the geographical distribution of our employee population, we use a variety of pay elements to structure the compensation arrangements of employees, with cash compensation being the most commonly used form of annual pay.  Consequently, for purposes of measuring the compensation in determining the median employee, we selected base salary or wages, overtime and short-term incentives as the most appropriate measure of compensation.  In making this determination we annualized the compensation of permanent employees hired between January 1, 2017 and October 1, 2017.

•	Using this methodology, we determined the appropriate median employee to be a full-time U.S. employee.
•	For purposes of this determination we applied the appropriate exchange rate to U.S. dollars of the average exchange rate for October 2017 as to our non-US employees.

When calculating the Annual Total Compensation of the CEO, we used the amount reported in the “Total” column of our Summary Compensation Table included in this proxy statement as well as medical premiums paid by the Company.  We used the same methodology for calculating the Annual Total Compensation for the median employee.

40 › P. H. GLATFELTER COMPANY

EXECUTIVE COMPENSATION

2017 Grants of Plan-Based Awards

The following table, including footnotes, sets forth information concerning grants of plan-based awards in 2017:

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name and Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)(3)	Options (#)	Awards ($/Share)	Awards ($)
Parrini
2/23/2017	486,933	973,865	1,947,730	8,157	40,786	81,572		—	N/A	938,894
2/23/2017							27,190			625,914
Jacunski
2/23/2017	172,524	345,047	690,095	2,997	14,987	29,974		—	N/A	345,001
2/23/2017							9,991			229,993
Astley
2/23/2017	101,214	202,428	404,856	1,825	9,123	18,246		—	N/A	210,011
2/23/2017							6,082			140,008
Hess
1/6/2017							26,716 (4)	—	N/A	650,000
2/23/2017	103,125	206,250	412,500	1,564	7,819	15,638				179,993
2/23/2017							5,213			120,003
Rapp (5)
2/23/2017	€95,286	€190,572	€381,145	1,394	6,972	13,944		—	N/A	160,495
2/23/2017							4,648			106,997
(1)

The amounts shown represent target, threshold and maximum awards under the Company’s Management Incentive Plan.  Threshold payments equal 50% of the target amount and maximum payments equal 200% of the target amount shown.  For 2017 achievement of the performance goals and the downward discretion exercised by the Compensation Committee (and the Board in the case of the CEO) resulted in a MIP payment made in February 2018 equal to 57.2% of target for Messrs. Parrini and Jacunski; 72.9% for Mr. Astley; 58.4% for Mr. Hess and 70.8% for Mr. Rapp as described in the “NEO MIP Payments” table of the CD&A.

(2)

The amounts shown reflect the threshold, target and maximum amount of PSAs granted to the NEOs under the LTIP.  PSAs vest over three-year period based on performance measured over two years and one year of additional service-based vesting. The actual number of shares paid out will range from 0% to 200% of the target amount, depending upon attainment of performance goals.

(3)	The amounts shown reflect grants of RSUs to the NEOs under the LTIP. RSUs are subject to three-year cliff vesting (except for the special retention grant to Mr. Hess).
(4)	The amount shown reflects a retention grant of RSUs to Mr. Hess with five-year cliff vesting.
(5)	Mr. Rapp’s non-equity incentive is paid in euros (€). Amounts presented here have been converted to U.S. dollars ($) using the year-end exchange rate of 1.1993.

2018 PROXY STATEMENT  › 41

EXECUTIVE COMPENSATION

2017 Outstanding Equity Awards at Fiscal Year-End

The following table, including footnotes, sets forth information concerning outstanding equity awards as of December 31, 2017:

	Option and Stock Awards
	Number of Securities Underlying Unexercised Options (#)(1)		Option Exercise	Option Expiration	Number of Shares or Units of Stock That Have Not	Market Value of Shares of Units of Stock That Have Not	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have
Name	Exercisable	Unexercisable	Price ($)	Date	Vested(#)(2)	Vested($)(3)	Not Vested (#)(4)	Not Vested ($)(3)
Parrini	169,510	—	9.91	5/5/2019	100,000	2,144,000	109,679	2,351,518
	66,300	—	13.95	3/3/2020	27,190	582,954
	88,140	—	12.56	3/3/2021
	85,130	—	15.61	3/6/2022
	98,010	—	18.36	3/5/2023
	82,997	—	29.89	2/26/2024
	79,751	39,876	24.94	2/26/2025
	65,893	131,785	17.27	2/25/2026
Jacunski	101,170	—	9.91	5/5/2019	15,892	340,724	40,576	869,949
	44,880	—	13.95	3/3/2020	24,728	530,168
	39,300	—	12.56	3/3/2021	9,991	214,207
	33,790	—	15.61	3/6/2022
	39,780	—	18.36	3/5/2023
	30,230	—	29.89	2/26/2024
	30,231	15,116	24.94	2/26/2025
	24,213	48,426	17.27	2/25/2026
Astley	8,000	—	11.92	7/23/2020	10,371	222,354	24,433	523,844
	20,710	—	12.56	3/3/2021	6,082	130,398
	21,730	—	15.61	3/6/2022
	21,600	—	18.36	3/5/2023
	16,070	—	29.89	2/26/2024
	17,502	8,751	24.94	2/26/2025
	14,739	29,476	17.27	2/25/2026
Hess	17,600	—	13.95	3/3/2020	26,716	572,791	16,115	345,506
	12,380	—	12.56	3/3/2021	5,213	111,767
	11,930	—	15.61	3/6/2022
	13,300	—	18.36	3/5/2023
	9,520	—	29.89	2/26/2024
	9,947	4,973	24.94	2/26/2025
	7,790	15,580	17.27	2/25/2026
Rapp	18,530	—	15.61	3/6/2022	14,988	321,343	19,205	411,755
	22,170	—	18.36	3/5/2023	4,648	99,653
	14,730	—	29.89	2/26/2024
	14,439	7,220	24.94	2/26/2025
	11,580	23,160	17.27	2/25/2026
(1)

Represents SOSARs with a 10-year term, which vest ratably, with one third of the grant vesting on the first, second and third anniversaries of the grant date. All SOSARs are settled in shares of the Company’s common stock.

(2)

Represents RSUs that vest 100% on the fifth anniversary of the grant date.  Mr. Parrini was granted 100,000 units on December 12, 2013; Mr. Jacunski was granted 15,892 units on February 26, 2014 and 24,728 units on April 6, 2016; Mr. Astley was granted 10,371 units on February 26, 2014; Mr. Hess was granted 26,716 units on January 6, 2017; and Mr. Rapp was granted 14,988 units on February 26, 2014.  All others are RSUs granted as part of the 2017 annual grants with three-year vesting requirements.

(3)	Calculated based on the closing price of the Company’s common stock on December 29, 2017 ($21.44).
(4)

The amount shown reflects the aggregate target amount of PSAs granted February 26, 2015, February 25, 2016 and February 23, 2017 vesting December 31, 2017, December 31, 2018 and December 31, 2019, respectively.  The actual number of shares to be paid out ranges from 0% to 200% of the target amount, depending upon attainment of performance goals.  In February 2018, the Board confirmed a payout of 54.7% was achieved for the PSAs granted on February 26, 2015.  The Board also confirmed a payout of 93.4% was achieved for the PSAs granted on February 25, 2016; payouts are subject to time-based vesting through December 31, 2018.

42 › P. H. GLATFELTER COMPANY

EXECUTIVE COMPENSATION

2017 Options Exercised and Stock Vested

The following table, including footnotes, sets forth information concerning SOSARs exercised during fiscal 2017. No other stock grants vested or were exercised in 2017.

	Stock Awards
	No. of Shares Acquired on Exercise of SARs(1)	Value Realized on Exercise of SARs(2)	Total Value Realized from all Exercised and Vested Grants
Parrini	16,418	$344,115	$344,115
Jacunski	9,777	204,920	204,920
Astley	—	—	—
Hess	—	—	—
Rapp	—	—	—
(1)	Represents the appreciation, in shares, of SARs granted to Mr. Parrini and Mr. Jacunski on March 5, 2008 having an expiration date of March 5, 2018.
(2)	Based on the $20.96 closing price of the Company’s common stock on the October 31, 2017 exercise date.

2017 Pension Benefits

PENSION PLAN OVERVIEW

QUALIFIED PLANS

All U.S.-based NEOs participate in the Qualified Pension Plan, which is a tax-qualified defined benefit pension plan.  The Qualified Pension Plan has two methods under which participant benefits are determined, the traditional pension and the cash balance pension.

Traditional Pension (closed to new entrants since 2007)

Messrs. Parrini, Jacunski and Hess were plan participants on January 1, 2007, and are eligible for a normal unreduced retirement pension (“traditional pension”) beginning at age 65 equal to:

1.4% of final average compensation multiplied by years of benefit service (to a maximum of 25)	+	0.5% of final average compensation for each year of benefit service in excess of 25

Final average compensation (“FAC”) means the participant’s highest average compensation over any consecutive five-year period that spans the ten-year period preceding the year of the participant’s retirement.

Eligible compensation includes salary as listed in the Summary Compensation Table plus paid non-equity incentive plan compensation (to a maximum of the IRS limit, which was $270,000 for 2017).

The Qualified Pension Plan provides for early retirement benefits for participants who retire at or after age 55 and prior to age 65. The amount of the monthly early retirement pension is reduced due to early commencement, at the rate of 2.5% per year.

Cash Balance Pension

Mr. Astley was hired after January 1, 2007, and therefore participates in the cash balance pension.  At the end of each month, the Company determines contribution credits equal to 5.5% of eligible monthly base pay. Interest is accrued on the account balance at the end of each month based on an external index (Moody’s AA Nominal bond yield).  Full vesting occurs after three years of service.

Mr. Rapp’s Pension Agreement

Mr. Rapp is covered under a Retirement Pension Contract, dated October 31, 2007, negotiated with the Company at the time of his hire to offset loss from his prior employer.  Under this arrangement, he is eligible for a normal retirement benefit after having attained age 65.

Mr. Rapp’s normal retirement benefit is based on 1.5% of his pensionable income multiplied by his years of service. Pensionable income is the average of his base pay plus bonus for the five years immediately preceding his retirement.  Mr. Rapp is eligible for an early retirement benefit after reaching age 60.  His early retirement benefit equals his normal retirement benefit reduced by 2.5% per year.  Mr. Rapp’s normal form of benefit is a 60% joint-and-survivor annuity.

2018 PROXY STATEMENT  › 43

EXECUTIVE COMPENSATION

NON-QUALIFIED PENSION PLANS

The Company also sponsors for certain executives non-qualified pension plans, providing benefits that coordinate with and supplement the pension plan benefits.

Supplemental Executive Retirement Plan (SERP)

The SERP consists of post-employment benefits for certain NEOs who have been approved for participation by the Compensation Committee, or by the independent members of the Board in the case of the CEO.

Restoration Pension Benefit

The Restoration Pension under the SERP provides those executives whose benefits under the Qualified Pension are reduced due to legal limits with a supplemental pension benefit.  The supplemental benefit restores the portion of the pension benefit that was earned but not able to be paid under the Qualified Pension because of the legal limits provided in the Code.  The Restoration Pension is generally paid in the form of an annuity, except that small benefit amounts are paid in a lump sum.  Employees will generally be eligible for the Restoration Pension if they have at least one year of pensionable compensation in excess of the Code’s annual compensation limit for qualified pension plans.  Participants are vested in their Restoration Pension except in the event of termination for cause and after meeting certain service requirements.

Final Average Compensation Pension

The FAC Pension under the SERP pays a pension benefit equal to 2% of the executive’s average compensation over the five years immediately preceding his retirement, multiplied by the participant’s years of benefit service under the Qualified Pension Plan, up to a maximum of 27.5 years.  The FAC Pension benefits are offset against the Restoration Pension and Traditional Pension Plan benefits.

The FAC Pension only vests at age 55 and is payable following the executive’s retirement on or after age 55.  If the FAC Pension is payable prior to age 62, the monthly amount of the benefit is reduced to reflect its early commencement.  A survivor benefit is also payable under the FAC Pension to the participant’s surviving spouse in the event of the participant’s death before the FAC Pension commences.

Only Mr. Parrini is eligible for the FAC Pension.  If Mr. Parrini receives a FAC Pension, his benefit will be paid in a lump sum.  In the event of a change in control of the Company, the FAC Pension will vest regardless of age, and his FAC Pension benefit will be fixed at 55% of his average final compensation as though he reached normal retirement as defined under the plan.  Mr. Parrini’s FAC Pension is currently unvested.

Supplemental Management Pension Plan (SMPP)

The SMPP provides an Early Retirement Supplement to benefits otherwise provided by the Qualified Pension Plan if the participant retires early.  Normal retirement age under the Qualified Pension Plan is age 65; however, under the Qualified Plan, a participant who is at least age 55 may either:

•	Elect early retirement and receive a reduced monthly early retirement pension that begins immediately following retirement, or
•	Postpone the start of the pension until a later date, but not later than age 65.

If the participant agrees to postpone his or her Qualified Pension Plan pension until at least 36 months following early retirement date, then the Early Retirement Supplement will pay a supplemental benefit during the 36-month period.  The Early Retirement Supplement is equal to the sum of the monthly amount of the Qualified Pension Plan benefit and the SERP Restoration Pension benefit in the form of a single life annuity. The benefit begins on the first day of the month following early retirement and continues for 36 months (or until normal retirement date), at which time the Qualified Pension Plan pension begins to be paid, subject to a six-month delay as applicable under Section 409A of the Code.  Messrs. Jacunski and Hess participate in the SMPP.  Mr. Parrini does not participate in the SMPP since he is eligible for the FAC pension benefits.

44 › P. H. GLATFELTER COMPANY

EXECUTIVE COMPENSATION

CURRENT PENSION BENEFITS OF NEOS

The following table, including footnotes, sets forth information concerning pension benefits during fiscal year 2017.

Name	Age	Plan Name	Number of Years Credited Services (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Parrini (2)	53	Traditional Pension	20	772,000	—
		SERP - FAC Pension	20	3,438,000	—
		SERP - Restoration Pension	20	4,163,000	—
Jacunski	52	Traditional Pension	14	468,000	—
		SERP - Restoration	14	931,000	—
		SMPP	14	94,000	—
Astley (3)	44	Cash Balance Pension	7	113,000	—
		SERP - Cash Balance	7	17,000	—
Hess	51	Traditional Pension	24	891,000	—
		SERP - Restoration	24	393,000	—
		SMPP	24	169,000	—
Rapp (4)	58	Pension Agreement	15	2,412,000	—

(1)

The present value of accumulated benefits above is based on actuarially determined assumptions including (i) discount rates of 3.89% (traditional Pension), 3.92% (SERP-FAC, Restoration and Cash Balance), 3.64% (SMPP) and 1.80% (Mr. Rapp); (ii) mortality rates for U.S.-based employees are derived from RP-2014 generational mortality tables backed off to 2006 and projected forward using the MP-2017 projection scale and for Mr. Rapp the Heubech Richtafeln 2005G mortality table; and (iii) assumed retirement ages based on the earliest retirement age for an unreduced pension based on plan provisions with no pre-retirement terminations from the plan assumed.  Assumed commencement ages by plan:

Name	Traditional or Cash Balance Pension/Pension Agreement	SERP-Restoration or SMPP	SERP-FAC Pension
Parrini	63	63	62
Jacunski	65	65 (SMPP-62)	N/A
Astley	65	65	N/A
Hess	62	62 (SMPP-59)	N/A
Rapp	65	N/A	N/A
(2)

Mr. Parrini’s FAC Pension benefit under the SERP is unvested. As of December 31, 2017 his vested SERP benefit was the amount shown as the Restoration Pension.  The FAC Pension shown is the FAC Pension after offset against the Restoration Pension and the Traditional Pension.

(3)	The accrued value of Mr. Astley’s cash balance pension benefit is approximately $139,000.
(4)

Mr. Rapp’s years of credited service include 4 years of pre-participation service granted under his contractual agreement.  The portion of the present value of Mr. Rapp’s accumulated benefit attributable to this 4-year service credit is $643.000.

2018 PROXY STATEMENT  › 45

EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change in Control

EXECUTIVE TERMINATION GUIDELINES

Payments made to a NEO upon involuntary termination by the Company without cause are made in accordance with the Company’s executive termination guidelines.  The executive termination guidelines do not apply if the NEO is eligible to receive payments under a Change in Control Agreement upon a termination of employment.  The table on the following page describes benefits payable under the executive termination guidelines.

CHANGE IN CONTROL AGREEMENTS AND DOUBLE TRIGGER EQUITY VESTING

The Company has entered into a Change in Control Agreement with each NEO as described in the CD&A. Under these agreements, each executive’s employment with the Company will continue for two years from the date of a change in control or each executive will become entitled to severance payments and benefits upon termination under certain conditions within such two-year period.  During such period, the employee will continue in a position at least equal to the position held prior to the change in control and will receive compensation and benefits from the Company at least equal to those paid prior to the change in control.  The table below describes the benefits payable under the Change in Control Agreements.

Change in Control.  Under Change in Control Agreements, change in control means:

•

the acquisition of direct or indirect beneficial ownership of 20% or more of the combined voting power of the Company’s outstanding voting securities by any person, entity or group, excluding the Company, its subsidiaries, any employee benefit plan of the Company or its subsidiaries; and any purchaser or group of purchasers who are descendants of, or entities controlled by descendants of, P. H. Glatfelter;

•

in any 12-month period, the ceasing of individuals who constitute the Board to constitute at least a majority of the Board, other than any person becoming a director whose election was approved by at least a majority of incumbent directors, excluding any such person whose initial election occurs as a result of an actual or threatened election contest; or

•

the consummation of (i) a reorganization, merger or consolidation in which shareholders of the Company immediately prior to such event do not, immediately thereafter, beneficially own more than 50% of the combined voting power of the reorganized, merged or consolidated company’s then outstanding voting securities; or (ii) a liquidation or dissolution of the Company, or the sale of all or substantially all of the assets of the Company to a third party.

Tax Gross-Up Payments.  For Change in Control Agreements in effect before 2011 (including Messrs. Parrini, Jacunski and Rapp), if any payment contingent on a change in control is subject to excise tax under the Code, then an additional payment will be made to the executive so that the amount he receives on a net basis will be the same amount he would have received without the excise tax.  Beginning in 2011, the provision for excise tax gross-ups was eliminated from the new Change in Control Agreements for Company executives.  Messrs. Astley and Hess’s Change in Control Agreements therefore do not contain a tax gross-up provision.

“Double Trigger” Provisions.  Under equity grant agreements, a double trigger provision accelerates vesting in the event of a change in control if the executive is terminated without cause or resigns with good reason (as those terms are defined in the agreements).

46 › P. H. GLATFELTER COMPANY

EXECUTIVE COMPENSATION

The following table describes how each element of the NEO’s post-employment compensation would be treated in the event of termination, with and without a change in control:

Type of Post-Employment Compensation/Treatment upon Termination	Termination without Cause by the Company or for Good Reason by the NEO following a Change in Control	Termination Not in Connection with a Change in Control
Cash Severance

The NEO receives a severance payment in an amount equal to

•two times the NEO’s annual base salary (at the highest rate achieved before the date of termination) plus

•the NEO’s annual bonus, defined as the greater of the NEO’s three-year average bonus or the NEO’s target bonus.

The Compensation Committee may authorize severance benefits if determined to be appropriate. In the past, the Company has agreed to provide severance benefits to departing executive officers in exchange for definitive termination agreements.

In the event of termination by the Company without cause, the executive termination guidelines provide for the following:

•Cash severance amounts equal to one month’s pay (including base salary plus 1/12 of a notional bonus) per year of service up to the following maximums (the severance period), depending on an executive’s level:

oChief Executive Officer: 24 months

oExecutive Vice Presidents and Senior Vice Presidents: 18 months

Health & Welfare Benefits

For a period of two years after the date of termination, the Company continues to provide group medical, prescription, dental, disability, salary continuance, group life, accidental death and dismemberment and travel accident insurance benefits at levels substantially equal to those that would have been provided if the NEOs employment had not been terminated.  Outplacement assistance will be offered.

In the event of termination by the Company without cause, the executive termination guidelines provide for continuation of health benefits through the length of the severance period, Employee Assistance Program support, and payment of any accrued unused vacation.  Outplacement assistance will be offered.

Short-Term Incentive Compensation (“MIP”)	The NEO receives a pro-rated bonus payment, based on the greater of the NEO’s three-year average bonus or the NEO’s target bonus.

The Compensation Committee may authorize a pro-rata bonus payment if determined to be appropriate in order to enter into definitive termination agreement.

In the case of termination due to death, disability, or retirement, the NEO receives a pro-rated award based on performance.

Long-Term Incentives (“LTI”)

A “double trigger” provision applies, under which RSUs, SOSARs and PSAs will accelerate vesting upon involuntary termination or good reason termination upon or following a change in control.

PSAs will generally be deemed to have been earned at the greater of target or actual performance through the change in control.

In the event of a change in control in which the Company’s stock is no longer the stock of the surviving entity, the Company will cause the surviving entity to issue replacement RSUs and PSAs.  A value restoration payment with respect to any vested replacement SOSARs, RSUs or PSAs will be paid based on the difference between the fair market value of the surviving entity’s common stock on the date of the change in control and, if less, the fair market value of the surviving entity’s common stock on the vesting date (which will include the date of the Participant’s involuntary Separation from Service other than for Cause, or voluntary Separation from Service for Good Reason). Any value restoration payment will include interest (at the prime rate of interest of the Company’s principal bank in effect on the vesting date for the period between the date of the change in control and the vesting date), and will be paid in cash within thirty (30) days after the vesting date.

RSUs: If the NEO ceases employment other than upon death, disability or retirement, unvested RSUs are forfeited.  If the NEO is terminated for cause, outstanding RSUs, vested or unvested, are forfeited.

For grants prior to 2013 upon death, disability or retirement, unvested RSUs are pro-rated.  For grants beginning in 2013, upon death or disability, vesting of RSUs is accelerated and upon retirement, unvested RSUs are pro-rated.

SOSARs:  If the NEO ceases employment other than upon death, disability, retirement or termination for cause, then, for a period of 90 days following such termination, the NEO may exercise any vested SOSARs. Unvested SOSARs are forfeited.  If the NEO is terminated for cause, outstanding SOSARs, vested or unvested, are forfeited.  Upon retirement, there is pro-rated vesting of SOSARs, and the SOSARs are exercisable for a period of 3 years or if shorter, until the end of the term.  In the case of death or disability all unvested SOSARs will accelerate and become fully vested and exercisable for three years from the date of such death or disability, or if shorter, until the end of the term.

PSAs:  If the NEO ceases employment, other than upon death, disability or retirement, unvested PSAs are forfeited.  Upon death, disability or retirement after year one of the performance period, the NEO is entitled to receive a pro-rated award based on performance after the end of the performance period.

2018 PROXY STATEMENT  › 47

EXECUTIVE COMPENSATION

Type of Post-Employment Compensation/Treatment upon Termination	Termination without Cause by the Company or for Good Reason by the NEO following a Change in Control	Termination Not in Connection with a Change in Control
401(k) & Pension

In the event that the NEO’s vesting service is insufficient to have earned (a) a vested interest in matching contributions under the Company’s 401(k) plan, and (b) a vested interest in an accrued benefit under the Company’s Pension Plan, the Company will pay to the NEO an amount equal to the sum of:

-    the NEO’s unvested matching contribution account under the 401(k) plan; and

-    the actuarial present value of the NEO’s unvested normal retirement pension under the Pension Plan.

If the NEO is a participant in the Restoration Pension or the FAC Pension under the SERP, the NEO will become fully vested in the accrued benefit upon the change in control.

If a NEO leaves the Company before full vesting in the employer matching contributions under the 401(k) plan, the non-vested portion is forfeited, except upon attainment of age 65 or death which would accelerate vesting. Employee deferrals and rollover contributions are always vested.

Qualified Pension Plan:

Traditional – Participants are fully vested.

Cash Balance – Benefits under the plan generally vest upon three years of service, or upon death or attaining age 65 if earlier.

SERP and SMPP:

FAC Pension - Unvested FAC Pension is forfeited.

Restoration Pension – NEO participants are currently vested in the Restoration Pension (except forfeiture in the event of termination for cause).

SMPP - Participants vest upon the attainment of age 55.

Other:

Mr. Rapp is eligible for a pension benefit through a special contractual agreement, with normal retirement benefits payable after age 65 and early retirement benefits at age 60 (normal retirement benefits reduced by 2.5% per year prior to age 65).

48 › P. H. GLATFELTER COMPANY

EXECUTIVE COMPENSATION

QUANTIFICATION OF PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table, including the footnotes that follow, describes the potential payments to the NEOs upon termination of employment or due to a change in control of the Company as if such termination or change in control occurred on December 31, 2017.

Name	Death or Disability	Retirement	Involuntary Termination Without Cause	Change in Control
Dante Parrini
Severance Payments (1)	N/A	N/A	$2,951,050	$4,869,325
RSUs(2)	$2,726,954	$1,866,598	$-	$2,726,954
SOSARs(2)	$549,544	$232,614	$-	$549,544
PSAs(2)(3)	$631,165	$631,165	$-	$1,821,200
Health & Welfare Benefits(4)	N/A	N/A	$64,255	$64,255
Outplacement Assistance	N/A	N/A	$40,000	$40,000
Pension(5)(6)	N/A	N/A	N/A	$6,542,000
Excise Tax Gross-Up	N/A	N/A	N/A	$6,164,170
Total	$3,907,663	$2,730,377	$3,055,305	$22,777,448
John Jacunski
Severance Payments (1)	N/A	N/A	$964,823	$2,089,645
RSUs(2)	$1,085,099	$493,406	$-	$1,085,099
SOSARs(2)	$201,936	$85,477	$-	$201,936
PSAs(2)(3)	$231,923	$231,923	$-	$669,206
Health & Welfare Benefits(4)	N/A	N/A	$51,280	$68,373
Outplacement Assistance	N/A	N/A	$30,000	$30,000
Pension(5)	N/A	N/A	N/A	$-
Excise Tax Gross-Up	N/A	N/A	N/A	$1,135,882
Total	$1,518,958	$810,807	$1,046,103	$5,280,141
Christopher Astley
Severance Payments (1)	N/A	N/A	$292,005	$1,343,386
RSUs(2)	$352,752	$199,789	$-	$352,752
SOSARs(2)	$122,914	$52,028	$-	$122,914
PSAs(2)(3)	$141,175	$141,175	-	$407,360
Health & Welfare Benefits(4)	N/A	N/A	$55,034	$73,378
Outplacement Assistance	N/A	N/A	$30,000	$30,000
Pension(5)	N/A	N/A	N/A	$-
Total	$616,841	$392,993	$377,039	$2,329,790
Timothy Hess
Severance Payments (1)	N/A	N/A	$691,475	$1,368,750
RSUs(2)	$684,558	$137,318	$-	$684,558
SOSARs(2)	$64,968	$27,500	$-	$64,968
PSAs(2)(3)	$74,625	$74,625	$-	$279,577
Health & Welfare Benefits(4)	N/A	N/A	$51,665	$68,887
Outplacement Assistance	N/A	N/A	$30,000	$30,000
Pension(5)	N/A	N/A	N/A	$-
Total	$824,151	$239,444	$773,140	$2,496,740
Martin Rapp
Severance Payments (1)	N/A	N/A	$729,549	$1,514,942
RSUs(2)	$420,996	$269,106	$-	$420,996
SOSARs(2)	$96,578	$40,880	$-	$96,578
PSAs(2)(3)	$110,916	$110,916	$-	$315,854
Health & Welfare Benefits(4)	N/A	N/A	$1,870	$2,493
Outplacement Assistance	N/A	N/A	$30,000	$30,000
Pension(6)	N/A	N/A	N/A	$-
Excise Tax Gross-Up(7)	N/A	N/A	N/A	$721,325
Total	$628,490	$420,902	$761,419	$3,102,188
(1)

In the event of an involuntary termination without cause, cash severance amounts equal to one month’s pay (including base salary plus 1/12 of a notional bonus) per year of service up to 24 months for the CEO and 18 months for the NEOs other than the CEO.  The notional bonus is calculated as the lesser of (i) the target bonus for the terminated executive in the year of termination or (ii) the average of annual bonuses paid to the terminated executive with respect to the three fiscal years preceding the year of termination.

(2)

The values above represent awards for which vesting fully or partially accelerates upon termination as a result of death, disability or retirement, as applicable. The values are calculated (a) based on the closing price of $21.44 of the Company’s common stock on December 31, 2017, and (b) as if death, disability or retirement had occurred on December 31, 2017.  For change in control, the value assumes vesting (as determined under applicable award agreements) and exercise or payment on December 31, 2017.  Upon involuntary termination without cause, unvested RSUs, SOSARs and PSAs are forfeited.

2018 PROXY STATEMENT  › 49

EXECUTIVE COMPENSATION

(3)

Assumes achievement of a target performance level at the end of the performance period, except that PSAs for 2016-2017 performance period are based on the earned number of shares (including dividend equivalent shares) which were subject to one-year of additional service-based vesting on December 31, 2017.

(4)	Based on current type of coverage and premium levels.
(5)

Represents the actuarial present value of unvested retirement plans based on the maximum applicable benefit formula level.  Present values have been calculated consistent with calculations in the Pension Benefits table.  In the event of termination on December 31, 2017 Mr. Jacunski, would not be entitled to an Early Retirement Supplement under the SMPP, because he would have been under the age of 55 at the time of termination.

(6)

Mr. Parrini has not attained age 55, so he has not vested in the FAC Pension. He would have received the Restoration Pension (and no FAC Pension) upon termination as of December 31, 2017 in the absence of a change in control.  The FAC Pension is offset against the Restoration Pension and the Traditional Pension.  In the event of a change in control, his FAC Pension will vest, and the applicable percentage of final average compensation will be fixed at 55%.  The Pension shown is the additional FAC Pension that vests upon a change in control.

(7)	Subject to applicability.

50 › P. H. GLATFELTER COMPANY

 Certain Relationships and Related Transactions

Related Party Transactions Policy

The NCG Committee (or its Chair, under some circumstances) will review the relevant facts of all proposed Related Person Transactions and either approve or disapprove of the entry into the Related Person Transaction.

For purposes of this review, as defined in the NCG Committee Charter, a “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) involving an amount that is at least $120,000, and in which the Company was, is or will be a participant, and in which any Related Person had, has or will have a direct or indirect material interest. A “Related Person” is generally any person who is, or at any time since the beginning of the Company’s last fiscal year was, (i) a director or executive officer of the Company or a nominee to become a director of the Company; (ii) any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; (iii) any immediate family member of any of the foregoing persons; or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest. There were no Related Person Transactions during 2017.

Related Person Transactions are approved only if they are determined to be in, or not inconsistent with, the best interests of the Company and its shareholders. No director may participate in any consideration or approval of a Related Person Transaction in which he or she, or any of his or her immediate family members or related entities is the Related Person.

If a Related Person Transaction that has not been previously approved or ratified is discovered, the NCG Committee, or its Chair, will promptly consider all of the relevant facts. If the transaction is ongoing, the NCG Committee will consider all options and may ratify, amend or terminate the Related Person Transaction. If the transaction has been completed, the NCG Committee will consider if rescission of the transaction is appropriate and if disciplinary action is warranted. The NCG Committee will review all ongoing Related Person Transactions on an annual basis to determine whether to continue, modify or terminate the Related Person Transaction.

In reviewing the relevant facts related to all proposed Related Person Transactions, the NCG Committee, or its Chair, will take the following considerations into account, along with other factors it deems appropriate:

•	the benefits to the Company of the transactions;
•

the impact on a director’s independence, in the event the “Related Person” is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer;

•	the availability of other sources for comparable products or services;
•	the terms of the transaction; and
•	the terms available from unrelated third parties or to employees generally.

To the extent that the NCG Committee, or its Chair, needs additional information to make an informed decision regarding a proposed Related Person Transaction, the NCG Committee, or its Chair, may consult with Management of the Company or other members of the Board.

Compensation Committee Interlocks and Insider Participation

The current members of the Company’s Compensation Committee are Lee C. Stewart (Chair), Kathleen A. Dahlberg, Nicholas DeBenedictis and J. Robert Hall. No executive officer of the Company has served as a director or member of the

Compensation Committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director or member of the Compensation Committee of the Company.

2018 PROXY STATEMENT  › 51

Report of the Audit Committee

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2017 with the Company’s Management and its independent registered public accounting firm. The Company’s Management has advised the Audit Committee that such audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee has discussed with Deloitte, the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” as issued by the Public Company Accounting Oversight Board. The Audit Committee has also discussed with Deloitte its independence from the Company and its Management. The Audit Committee has received a letter and written disclosures from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board, disclosing all relationships between Deloitte and its related entities and the Company. In addition to the information provided by Deloitte, the Audit Committee considered the level of non-audit and tax services provided by Deloitte in determining that it was independent.

Based on the review and discussions described above, the Audit Committee recommended to the Company’s Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the SEC.

The foregoing Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the Report by reference therein.

Richard C. Ill (Chair)

Bruce Brown

Kathleen A. Dahlberg

Nicholas DeBenedictis

52 › P. H. GLATFELTER COMPANY

 Frequently Asked Questions

When and where is the Annual Meeting?

The 2018 Annual Meeting of Shareholders will be held on Thursday, May 3, 2018, at 9:00 a.m., at the York County History Center, Historical Society Museum, 250 East Market Street, York, PA 17403.

Who may attend the meeting and what else is required for admittance?

Only shareholders of the Company’s common stock on March 9, 2018 (the “Record Date”) may attend the Annual Meeting, and those shareholders attending in person must present an admission ticket or other proof of stock ownership to be admitted to the Annual Meeting. For example, a shareholder may present an account statement or a letter from his/her bank or broker confirming that the shareholder owned Company common stock on the Record Date.

•

For registered shareholders of the Company, an admission ticket is attached to their proxy card. Registered shareholders planning to attend the Annual Meeting are requested to vote in advance of the Annual Meeting by telephone, internet or mail by completing and mailing in their proxy card, retaining the admission ticket and presenting the ticket at the Annual Meeting if they plan to attend.

•

Shareholders whose shares are registered in the name of a bank, broker or other institution are referred to as “beneficial owners” of Company stock. Beneficial owners should have received voting instructions or a proxy card from their broker or agent rather than from the Company and should follow the voting instructions provided by their broker or agent to ensure that their votes are counted.

What is the difference between a registered shareholder and a beneficial owner?

If your shares are registered in your name in the records of our transfer agent, Computershare, you are a “registered shareholder,” also sometimes called a shareholder (or stockholder) of record. If you are a registered shareholder, we sent this Notice directly to you.

If your shares are held in the name of your broker or bank, your shares are held in “street name” and you are considered the “beneficial owner.” This Notice has been forwarded to you by your broker, bank or other holder of record, who is considered the shareholder of record for those shares. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by following the voting instructions included in the mailing.

Why did I receive these materials?

You are receiving these materials because, as a shareholder, the Company is soliciting your vote on matters to be considered at the 2018 Annual Meeting. The Notice of Annual Meeting, this proxy statement, the accompanying proxy card and our 2017 Annual Report to shareholders, were first sent or given on or about March 29, 2018. Please read this proxy statement and vote your shares by mailing the attached proxy card, voting online, by telephone or in person at the Annual Meeting. The

Board has appointed directors Nicholas DeBenedictis and Kevin M. Fogarty, or either of them (the “Proxy Holders”) with power of substitution, to vote all properly executed proxies received from shareholders entitled to vote at the Annual Meeting or at any adjournment of the Annual Meeting.

Who is entitled to vote?

Shareholders of record as of the close of business on March 9, 2018, the Record Date, may vote at the Annual Meeting. At the close of business on March 9, 2018, there were 43,695,415 shares of the Company’s common stock issued and outstanding and eligible to vote at the Annual Meeting.

How do I vote?

If you are a registered shareholder: If you hold your shares in your own name as a holder of record, you may vote in person at the Annual Meeting or instruct the Proxy Holders named in the enclosed proxy card how to vote your shares. You may vote your proxy by telephone at 1-800-652-VOTE (8683), online at http://www.investorvote.com/GLT or by completing and signing the enclosed proxy card and returning it promptly in the enclosed envelope (requiring no postage if mailed in the United States). Please make certain you mark, sign and date your proxy card prior to mailing. All valid proxies received and not revoked prior to the Annual Meeting will be voted in accordance with your instructions.

If you are a beneficial owner: If your shares are held by a brokerage firm, bank or other nominee (i.e., in “street name”), you should receive directions from your bank or broker that you must follow in order to have your shares voted.

Will my shares be voted if I do not sign and return my proxy card?

If a shareholder of record signs and returns the accompanying proxy card, but does not make any selections, the Board’s appointed Proxy Holders will have discretion to vote the shareholder’s shares on behalf of the shareholder at the Annual Meeting as recommended by the Board.

If a beneficial owner of shares does not provide the bank or broker holding such shares with specific voting instructions, under the rules of various national and regional securities exchanges, the shareholder’s bank or broker may generally vote on routine matters but cannot vote on non-routine matters. Proposal 1 (election of directors) and Proposal 3 (advisory vote on executive compensation) are non-routine matters. Proposal 2 (ratification of auditors) is routine.

If a shareholder’s bank or broker does not receive the shareholder’s instructions on how to vote the shareholder’s shares on a non-routine matter, the shareholder’s bank or broker will inform the Company it does not have the beneficial owner’s authority to vote on the non-routine matter.  We encourage beneficial shareholders to provide voting instructions to the bank, broker or agent holding their shares by carefully following the instructions in the notice provided by the shareholder’s bank, broker or agent.

2018 PROXY STATEMENT  › 53

FREQUENTLY ASKED QUESTIONS

How do I change my vote or revoke my proxy, if I wish to do so?

Shareholders of record can revoke their proxy at any time before their shares are voted if they (1) deliver a written revocation of their proxy to the Company’s Secretary; (2) submit a later-dated proxy (or voting instruction form if they hold their shares in street name); or (3) vote in person at the Annual Meeting. Shareholders who are beneficial owners should follow the instructions provided by their respective broker or bank to change their vote.

What is the required quorum to hold this Annual Meeting?

As of March 9, 2018, 43,695,415 shares of the Company’s common stock were outstanding and entitled to vote. The presence of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter will constitute a quorum for the purposes of such matter. Abstentions or broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a broker or bank holding shares for a beneficial owner does not vote on a particular matter because the broker or bank does not have discretionary voting authority to vote on the proposal, and the beneficial owner has not provided voting instructions.

May shareholders ask questions at the Annual Meeting?

Yes. After the formal business of the meeting has concluded and adjourned, the chairman of the meeting will answer questions from shareholders during the designated question and answer period of the meeting. To provide an opportunity for everyone wishing to ask a question, shareholders will be limited to three (3) minutes each to present their question. When speaking, shareholders must direct questions to the chairman and limit their questions to matters relating directly to the business of the meeting. Shareholders will not be permitted to make statements.

Who pays for the proxy solicitation related to the Annual Meeting?

The Company pays the cost of preparing, printing, assembling and mailing this proxy statement and other proxy solicitation materials. The Company will also reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding the proxy statement and other proxy solicitation materials to beneficial owners. In addition to the solicitation of proxies by mail, some of our directors, officers, other employees and agents may solicit proxies personally, by telephone and by other means. The officers and directors who may solicit proxies personally receive no special compensation for any solicitation activities.

What proposals will be acted upon at the meeting, and what number of votes is needed for the proposals to be adopted?

Proposal		Vote Required	Broker Discretionary Voting Allowed?	Effect of Abstention	Effect of Broker Non-Votes
1	Election of Directors for a One-Year Term	Plurality of Votes Cast (as described below)	No	Not counted	Not counted
2	Ratification of Deloitte as Independent Registered Public Accounting Firm	Majority of Votes Entitled to be Cast	Yes	Vote Against	Not applicable, as this is a routine matter
3	Approval of Named Executive Officer Compensation	Majority of Votes Entitled to be Cast	No	Vote Against	Not counted

Election of Directors. As required by our bylaws, each of the nine nominees for election has submitted an irrevocable resignation in advance. Because each of the nominees is an incumbent director, the following procedure applies if the nominee receives a plurality but not a majority of votes cast. Although the nominee will have been elected, the Board will determine whether to accept the nominee’s advance irrevocable resignation, since the nominee did not receive a majority of the votes cast for each director. For more information regarding the election of directors and the resignation procedure, see the discussion of the “Director Voting and Resignation Policy” in the “Corporate Governance and Board” section of this proxy statement.

Ratification of Independent Registered Public Accounting Firm. A majority of the votes entitled to be cast at the meeting, in person or by proxy, must vote “For” the ratification of Deloitte & Touche LLP as the Company’s independent public accounting firm for the proposal to be adopted.

Approval of Named Executive Officer Compensation. This proposal gives you, as a shareholder, the opportunity to endorse, not endorse, or take no position on our compensation program for the NEOs.  A majority of the votes entitled to be cast at the meeting, in person or by proxy, must vote “For” the proposal to approve NEO compensation for fiscal year 2017.  While the Board intends to carefully consider the shareholder vote on this proposal, this vote is not binding on the Company and is advisory in nature.

54 › P. H. GLATFELTER COMPANY

FREQUENTLY ASKED QUESTIONS

What are the Board of Directors’ recommendations for voting on these proposals?

The Board recommends a vote:

•	FOR the election of the nine nominees for director;
•	FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2018; and
•	FOR approval of named executive officer compensation.

What are my options for voting on these proposals?

A shareholder is entitled to one vote per share of stock owned on the Record Date, on each item of business presented at the Annual Meeting, except each shareholder has cumulative voting rights for electing directors. Cumulative voting means a shareholder is entitled to as many votes in electing directors as is equal to the number of shares of common stock owned by the shareholder on the Record Date, multiplied by the number of directors to be elected. Accordingly, for the election of nine directors, a shareholder may either cast that total number of votes “For” or “Withhold” all of those votes from a single nominee. The shareholder may also distribute or withhold the total number of votes among the nine nominees as the shareholder determines, up to the number of shares of common stock owned by the shareholder on the Record Date, multiplied by nine. To utilize cumulative voting, a shareholder must check the appropriate box on the proxy card.

For the proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018, a shareholder may either vote “For” or “Against” the proposal or “Abstain” from voting.

For the non-binding advisory vote on executive compensation, commonly known as a “say on pay” vote, a shareholder may either vote “For” or “Against” the proposal or “Abstain” from voting.

Aside from these proposals, will any other business be acted upon at the meeting?

No. The Company’s by-laws required shareholders to submit to the Company, by November 30, 2017, notice of all director nominations and shareholder proposals to be considered at the 2018 Annual Meeting, regardless of whether shareholders sought inclusion of their nomination or proposal in this proxy statement or intended to solicit proxies on their own. Because the Company did not receive any such notice of nominations or proposals, no other director nominations, shareholder proposals or other matters will be considered at the 2018 Annual Meeting.

How may a shareholder present a proposal for next year’s Annual Meeting?

A shareholder wishing to present a proposal at the 2019 Annual Meeting must submit it to the Company’s Secretary prior to the preparation of the 2019 proxy statement, and the Company’s by-laws prescribe the procedures a shareholder must follow. To present a proposal for consideration at the 2019 Annual Meeting, whether or not the shareholder wishes to include the matter in the proxy statement for that meeting, a notice including all of the information required by the Company’s by-laws must be submitted in writing to the Company’s Secretary and delivered to, or mailed and received by, the Company no later than the close of business on November 30, 2018, regardless of delivery method.

How may a shareholder nominate a candidate to sit on the Board of Directors?

A shareholder may recommend nominees for consideration by the Board’s Nominating and Corporate Governance Committee for nomination for election to the Board. Shareholder recommendations for director nominees will receive the same consideration by the Nominating and Corporate Governance Committee that all other director nominee recommendations receive. If a shareholder wishes to recommend a nominee for director, the shareholder must submit such recommendation in writing, together with any supporting materials deemed appropriate, to the Company’s Secretary. Such recommendation must be made in accordance with the procedures described herein and in the Company’s by-laws. To nominate a candidate for director at the 2019 Annual Meeting, notice of the nomination must be in writing and delivered to, or mailed and received by, the Company no later than the close of business on November 30, 2018.

What must be included in the notice to submit a shareholder proposal or to nominate a director candidate?

Requirements for the notice are as follows:

•

A proposal submitted by a shareholder must include a description of the business desired to be brought before the meeting, the reasons for conducting the business at the meeting and any material interest the shareholder has in the business.

•

A nomination for election to the Board must include information regarding the nominee (name, address, occupation, number of shares held and a representation by both shareholder and nominee that there are no undisclosed voting arrangements).

•	The notice must include:
[o]	the shareholder’s name and address, a description of the shares held, and a description of any arrangement or agreement with other shareholders or the nominee with respect to the nomination;
[o]	a representation that the shareholder will attend the 2018 Annual Meeting, in person or by proxy, and will submit the proposal or make the nomination;
[o]	a description of any hedging arrangements for Company stock into which the shareholder has entered; and
[o]	a statement whether the shareholder intends to solicit, or participate in the solicitation of, proxies for the proposal or nomination.

2018 PROXY STATEMENT  › 55

FREQUENTLY ASKED QUESTIONS

This is a general description of the notice required to submit a proposal or nomination for consideration at the 2018 Annual Meeting. The Company’s by-laws contain a complete description of the notice requirements for shareholder proposals. Copies of the Company’s by-laws may be obtained from the Company’s website at www.glatfelter.com/about_us/corporate_governance /bylaws.aspx or at no charge from the Company’s Secretary. The proposal and notice must otherwise comply with the requirements of Rule 14a-8 under the Exchange Act.

How may a shareholder communicate with the Company’s Board or the non-management directors of the Company?

A shareholder may address written correspondence to the Board or any individual director (whether management or non-management), c/o Company Secretary, P. H. Glatfelter Company, 96 South George Street, Suite 520, York, PA 17401-1434. The Company’s Board has approved a process whereby the Secretary of the Company will receive, review and, as appropriate, forward any communications addressed to the Board or a director to the Chair of the committee responsible for the matter addressed in the communication. All communications regarding accounting, internal controls or auditing matters will be forwarded to the Chair of the Audit Committee. Alternatively, the Board has established a method for interested parties to communicate directly with the entire Board or any non-management director by calling the Company’s toll-free Integrity Helpline at 800-346-1676.

56 › P. H. GLATFELTER COMPANY

 Additional Information

Annual Report on Form 10-K

Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC, are being mailed to shareholders with this proxy statement. A shareholder may obtain a copy of the Annual Report, this proxy statement, and form of proxy, relating to this annual meeting and future meetings of shareholders, without charge by writing to: Investor Relations, P. H. Glatfelter Company, 96 South George Street, Suite 520, York, PA 17401. The 10-K, proxy statement and Annual Report can also be obtained through our website, www.glatfelter.com.

Other Business

As of the date of this proxy statement, the Board knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the Annual Meeting for action by shareholders, the persons named in the accompanying proxy will have discretionary authority to vote proxies for such matter in accordance with their best judgment.

“Householding”

The Company is permitted by SEC regulations to deliver a single Annual Report or proxy statement to any household at which two or more registered shareholders have the same last name and address, unless the Company has received instructions to the contrary from one or more of the shareholders. This is known as “householding” and is intended to save the cost of delivering multiple duplicate copies of the proxy materials to the same address. The Company will continue to include a separate proxy card for each registered shareholder account.

The Company will deliver promptly, upon written or oral request, a separate copy of the Annual Report or proxy statement, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered. The shareholder should send a written request to Investor Relations, P. H. Glatfelter Company, 96 South George Street, Suite 520, York, PA 17401, or call us at (717) 225-2719, if the shareholder (1) wishes to receive a separate copy of an Annual Report or proxy statement for this Meeting; (2) wishes to receive separate copies of those materials for future meetings; or (3) is sharing an address and wishes to request delivery of a single copy of Annual Reports or proxy statements if the shareholder is now receiving multiple copies of Annual Reports or proxy statements.

2018 PROXY STATEMENT  › 57

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X P. H. GLATFELTER COMPANY 02SCUB 1 U P X + Annual Meeting Proxy Card . IMPORTANT ANNUAL MEETING INFORMATION + A 1. Election of Directors: CUMULATIVE VOTING: Director Nominees Number of Votes 01 - Bruce Brown ________ Votes FOR 02 - Kathleen A. Dahlberg ________ Votes FOR 03 - Nicholas DeBenedictis ________ Votes FOR 04 - Kevin M. Fogarty ________ Votes FOR 05 - J. Robert Hall ________ Votes FOR 06 - Richard C. Ill ________ Votes FOR 07 - Ronald J. Naples ________ Votes FOR 08 - Dante C. Parrini ________ Votes FOR 09 - Lee C. Stewart ________ Votes FOR Total Votes Cast ________ 01 - Bruce Brown 02 - Kathleen A. Dahlberg 03 - Nicholas DeBenedictis 04 - Kevin M. Fogarty 05 - J. Robert Hall Mark here to WITHHOLD vote from all nominees Mark here to vote FOR all nominees For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. CUMULATIVE VOTING: If you desire to allocate your votes to individual nominees on a cumulative basis, as explained in the Proxy Statement, mark the CUMULATIVE VOTING box and indicate the number of votes that you would like to cast FOR each nominee. The total of the votes you cast on this proxy may not exceed the number of shares you own times 9. NOTE: If you wish to use cumulative voting, you MUST vote your proxy by mail. 06 - Richard C. Ill 07 - Ronald J. Naples 08 - Dante C. Parrini 09 - Lee C. Stewart Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. For Against Abstain 3. Advisory approval of the Company’s named executive officer compensation for the fiscal year ended December 31, 2017. 2. Proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2018. MMMMMMMMMMMM MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 1234 5678 9012 345 MMMMMMM 3 7 3 2 8 7 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T C123456789 IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. Admission Ticket qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 2, 2018. Vote by Internet • Go to www.investorvote.com/glt • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

YORK, PENNSYLVANIA PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 3, 2018, 9:00 A.M. The undersigned shareholder of P. H. Glatfelter Company hereby appoints Nicholas DeBenedictis and Kevin M. Fogarty and each of them, attorneys and proxies, with power of substitution in each of them, to vote and act for and on behalf of the undersigned at the annual meeting of shareholders of the Company to be held at the York County History Center, Historical Society Museum, 250 E. Market St. York, PA 17403 on Thursday, May 3, 2018, and at all adjournments thereof, according to the number of shares which the undersigned would be entitled to vote if then personally present, as indicated hereon and in their discretion, to the extent permitted by applicable law, rule or regulation, upon such other business as may come before the meeting and hereby ratifies and confirms all that said attorneys and proxies may do or cause to be done by virtue hereof. When properly executed, this proxy will be voted as directed herein. It is agreed that, if no direction is given or directed on the other side of this proxy card, said attorneys and proxies are appointed WITH authority to vote FOR the re-election of each of the directors listed and FOR proposals 2 and 3. (PLEASE FILL IN, SIGN AND DATE ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE) (Continued and to be signed on reverse side) Proxy — P. H. GLATFELTER COMPANY IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2018 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 3, 2018. P. H. Glatfelter Company’s Proxy Statement for the 2018 Annual Meeting of Shareholders and the Annual Report for the year ended December 31, 2017, are available via the Internet at: www.glatfelter.com/about_us/investor_relations/sec_filings.aspx and also at www.investorvote.com/glt B Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below In voting by mail this section must be completed for your vote to be counted. Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. + + 2018 Annual Meeting Admission Ticket Thursday, May 3, 2018 at 9:00 a.m. York County History Center, Historical Society Museum 250 E. Market Street, York, PA 17403 Upon arrival, please present this admission ticket, photo identification and any other required documents. Driving Instructions to the York County History Center, Historical Society Museum, 250 E. Market Street, York, PA 17403: From the South: Take I-83 North to Exit 15 (S. George Street - Business 83). Follow George St. into the Center Square of York (Market & George St. intersection). Make a right on Market St. and go 3 blocks to 250 E. Market on your right. From the North: Take I-83 to Exit 22 (N. George Street). Follow George St. South to traffic light at Market St. Make a left on Market St. and go 3 blocks to 250 E. Market St. on your right. From the East: Take Route 30 West and make a left onto George Street (just past I-83) and follow directions from the North above. From the West: Take Route 462 (W. Market Street) from Route 30. Follow Market Street into town to 250 E. Market St. on your right. qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q